   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000


                                                      REGISTRATION NO. 333-45286

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                        ALBANY MOLECULAR RESEARCH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                                               14-1742717
     (State of Incorporation)                                                    (I.R.S. Employer
                                                                               Identification No.)

                           --------------------------

                              21 CORPORATE CIRCLE
                                 P.O. BOX 15098
                          ALBANY, NEW YORK 12212-5098
                                 (518) 464-0279
                    (Address of Principal Executive Offices)

                           --------------------------

                            THOMAS E. D'AMBRA, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ALBANY MOLECULAR RESEARCH, INC.
                              21 CORPORATE CIRCLE
                                 P.O. BOX 15098
                          ALBANY, NEW YORK 12212-5098
                                 (518) 464-0279
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                           --------------------------

                                    COPY TO:

               STUART M. CABLE, P.C.                                 DAVID K. BOSTON, ESQ.
               ANDREW F. VILES, ESQ.                                WILLKIE FARR & GALLAGHER
            GOODWIN, PROCTER & HOAR LLP                                787 SEVENTH AVENUE
                   EXCHANGE PLACE                                      NEW YORK, NY 10019
            BOSTON, MASSACHUSETTS 02109                                 (212) 728-8000
                  (617) 570-1000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Subject to Completion, Dated September 15, 2000.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[LOGO]

4,100,000 Shares

Common Stock

This is a public offering of common stock of Albany Molecular Research, Inc. We are offering 4,100,000 shares of the common stock of which 1,100,000 are being offered by the selling stockholders and 3,000,000 are being offered by us.


Our common stock is traded on the Nasdaq National Market under the symbol AMRI. On September 14, 2000 the last reported sale price of our common stock was $48.63 per share.


Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          Underwriting
                  Price to                Discounts and           Proceeds to             Proceeds to
                  Public                  Commissions             AMRI                    Selling Stockholders

Per Share         $                       $                       $                       $
Total             $                       $                       $                       $

One of our stockholders has granted the underwriters the right to purchase up to 615,000 additional shares of common stock at the public offering price to cover over-allotments.
Deutsche Banc Alex. Brown
       Chase H&Q
                  CIBC World Markets
                         Prudential Vector Healthcare
                                            a unit of Prudential Securities
                                                                    FAC/Equities

  The date of this prospectus is         , 2000.

                          [INSIDE COVER OF PROSPECTUS]

        [FOUR PHOTOGRAPHS OF THE COMPANY'S LABORATORY FACILITIES AND ONE
         PHOTOGRAPH OF THE EXTERIOR OF THE COMPANY'S ALBANY FACILITY.]

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS SECTION STARTING ON PAGE 5 AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION. THE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A TWO-FOR-ONE SPLIT OF OUR COMMON STOCK EFFECTED ON AUGUST 24, 2000.

                                  OUR BUSINESS

    We are a leading chemistry research and drug discovery and development company focused on applications for the pharmaceutical, biotechnology and life sciences industries. We engage in comprehensive chemistry research, from lead discovery, optimization and development to commercial manufacturing. We accelerate the discovery and development of new drugs aimed at the significant number of new biological targets identified by recent advances in molecular and human genomics research. We perform chemistry research for many of the leading pharmaceutical and biotechnology companies and for our own internal research and development.

    Our comprehensive suite of services allows our customers to contract with a single vendor, eliminating the time and cost of transitioning projects among multiple vendors. Most of the services that we provide have been traditionally provided by the chemistry divisions within pharmaceutical and biotechnology companies. Our services include:

    - drug discovery, including biocatalysis, combinatorial library development, and lead discovery and optimization,

    - medicinal chemistry, including rational design, compound modification and synthesis of compounds,

    - chemical development, including process research, purification and method development,

    - analytical chemistry services, including method development, validation, quality control, stability analysis and regulatory consulting, and

    - small-scale and commercial manufacturing.

    Since our inception, we have conducted over 850 projects for more than 135 customers. Our service contracts range from short, one-time projects to multi-year assignments. Our customers include AstraZeneca, DuPont
Pharmaceuticals, Eli Lilly and Pfizer.

    We also conduct proprietary research and development, which may lead to our receiving non-recurring up-front service fees and milestone payments for advancing new products as well as recurring royalty payments for new drugs successfully reaching the market. As a result of our proprietary work related to the antihistamine product marketed as Allegra in the United States and Telfast elsewhere, we have earned a total of $58.2 million in milestones and royalties from Aventis since our contract with them began in 1995 through June 30, 2000.

                                  OUR INDUSTRY

    The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, high-throughput synthesis and screening and, in particular, human genomics research, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. We believe that human genomics research will lead to a dramatic increase in the number of newly identified biological targets over the next few years. In addition, pharmaceutical and biotechnology companies are under pressure to deliver new drugs to market and reduce the time required for drug development.

    In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical and biotechnology companies have augmented their internal research and development capacity through contract services. Pharmaceutical companies spent over $17 billion on research and development in the United States in 1998. Of the $17 billion in spending for 1998, approximately $5 billion was spent on chemistry-related functions.

                                  OUR STRATEGY

    Our objective is to be the leading chemistry research and drug discovery and development company. The primary components of our strategy are to:

    - expand our customer relationships,

    - expand our global customer base,

    - increase our capacity through expansion of our scientific staff and our facilities,

    - enhance our technological capabilities to include additional aspects of drug discovery, development and manufacturing, and

    - capitalize on our proprietary technologies.
                            ------------------------

    Our headquarters are located at 21 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098 and our telephone number is (518) 464-0279. Our Web site can be found at www.albmolecular.com. The information contained in our Web site does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock offered by Albany Molecular Research, Inc......  3,000,000 shares

Common stock offered by the selling stockholders............  1,100,000 shares

Common stock to be outstanding after this offering..........  32,751,702 shares

Use of proceeds.............................................  For working capital and other general corporate purposes,
                                                              including possible acquisitions. See
                                                              "Use of Proceeds."

Nasdaq National Market symbol...............................  AMRI

    The number of shares that will be outstanding after the offering is based on shares outstanding as of September 1, 2000 and excludes 2,192,462 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average exercise price of $8.12 per share.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS HAVE NOT EXERCISED THEIR OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES. FOR MORE INFORMATION, SEE THE "UNDERWRITING" SECTION OF THIS PROSPECTUS.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                     ----------------------------------------------------   ---------------------
                                                       1995       1996       1997       1998       1999       1999        2000
                                                     --------   --------   --------   --------   --------   ---------   ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net contract revenue...............................  $ 2,984    $ 5,499    $ 8,209    $13,649    $22,027     $ 9,732     $16,667
Non-recurring licensing fees, milestones and
  royalties (1)....................................      200      1,000      2,500      8,069         --          --          --
Recurring royalties................................       --         --         31     11,576     21,444      10,034      13,425
                                                     -------    -------    -------    -------    -------     -------     -------
  Total revenue....................................    3,184      6,499     10,740     33,294     43,471      19,766      30,092

Cost of contract revenue...........................    1,373      3,052      4,430      7,734     12,491       5,529       9,324
Technology incentive award.........................      200        100        253      1,822      2,132         993       1,343
Research and development...........................      579        813      1,520      1,782      1,827         929         986
Selling, general and administrative................    1,324      1,786      2,881      5,109      6,873       2,979       3,769
                                                     -------    -------    -------    -------    -------     -------     -------
  Total operating expenses.........................    3,475      5,751      9,084     16,447     23,323      10,430      15,422

Income (loss) from operations......................     (292)       748      1,656     16,847     20,148       9,336      14,670

Other income (expense):
  Equity in income (loss) of unconsolidated
    affiliates.....................................       --         --         --         --        (98)         --         350
  Interest income, net.............................       98         25         40         37      2,000         730       1,340
  Other income (expense), net......................        6         20        (28)       (36)       (81)         --           5
                                                     -------    -------    -------    -------    -------     -------     -------
Total other income, net............................      104         45         12          1      1,821         730       1,695

Income (loss) before income tax expense............     (188)       793      1,668     16,848     21,969      10,066      16,365

Income tax expense (benefit).......................     (239)       244        373      6,351      8,195       3,773       6,086
                                                     -------    -------    -------    -------    -------     -------     -------

Net income.........................................  $    51    $   549    $ 1,295    $10,497    $13,774     $ 6,293     $10,279
                                                     =======    =======    =======    =======    =======     =======     =======

Basic earnings per share...........................  $  0.00    $  0.02    $  0.06    $  0.46    $  0.51     $  0.24     $  0.35

Diluted earnings per share.........................  $  0.00    $  0.02    $  0.05    $  0.41    $  0.46     $  0.22     $  0.33

Weighted average common shares outstanding,
  basic............................................   21,402     22,370     22,670     22,696     27,132      25,908      29,590

Weighted average common shares outstanding,
  diluted..........................................   23,051     24,278     24,819     25,547     29,634      28,747      31,045


                                                                     JUNE 30, 2000
                                                              ---------------------------
                                                               ACTUAL     AS ADJUSTED (2)
                                                              ---------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 12,292       $149,329
Investment securities, available-for-sale...................    16,911         16,911
Working capital.............................................    39,766        176,803
Total assets................................................   102,376        239,413
Long-term debt, excluding current installments..............        --             --
Total stockholders' equity..................................    96,135        233,172


------------------------------

(1) For 1995, 1996 and 1997, consists of non-recurring milestone payments under our licensing agreement with Aventis. For 1998, consists of $3,700 in non-recurring milestone payments and $4,400 in royalties related to prior periods which we received from Aventis under that agreement.


(2) Adjusted to reflect the sale of 3,000,000 shares of our common stock in this offering at an assumed public offering price of $48.63 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US.

    IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE HIGHLY SKILLED EMPLOYEES WE NEED.

    Our future growth and profitability depends upon the research and efforts of our highly skilled employees, such as our scientists, and their ability to keep pace with changes in drug discovery and development technologies. We believe that there is a shortage of scientists, and we compete vigorously with pharmaceutical firms, biotechnology firms, contract research firms, and academic and research institutions to recruit scientists. If we cannot recruit and retain scientists and other highly skilled employees, we will not be able to continue our existing services and will not be able to expand the services we offer to our customers.

PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES MAY DISCONTINUE OR DECREASE THEIR USAGE OF OUR SERVICES.

    We depend on pharmaceutical and biotechnology companies that use our services for a large portion of our revenues. Although there is a trend among pharmaceutical and biotechnology companies to outsource drug research and development functions, this trend may not continue. If pharmaceutical and biotechnology companies discontinue or decrease their usage of our services, our revenues and earnings could be lower than we expect and our revenues may decrease or not grow at historical rates.

WE MAY LOSE ONE OR MORE OF OUR MAJOR CUSTOMERS.

    In the first six months of 2000, we earned approximately 46% of our contract revenues providing services to three major customers. Our customers typically may cancel their contracts with 30 to 90 days' notice for a variety of reasons, many of which are out of our control. If any one of our major customers cancels its contract with us, our contract revenues may decrease.

THE ROYALTIES WE EARN ON ALLEGRA MAY DECREASE.


    We have been issued several patents on a pure form of, and manufacturing process for, the drug fexofenadine HCl, which is the active ingredient in a non-sedating antihistamine marketed and sold by Aventis under a license from us. The product is marketed in the Americas under the brand name Allegra and in the rest of the world under the brand name Telfast. For the six months ended
June 30, 2000, our revenues from the license were $13.4 million, which represented approximately 45% of our total revenues, and for the year ended December 31, 1999, our revenues from the license were $21.4 million, which represented approximately 49% of our total revenues. However, Allegra sales may decrease for a variety of reasons, including the introduction into the marketplace of a superior drug or generic versions of competing branded drugs, or the discovery of unintended side effects from the use of Allegra. If Allegra sales decrease due to these or any other factors, our revenues from the license agreement will decrease. Because we have very few costs associated with the Allegra license, any decrease in our revenues from the license agreement for Allegra would have a disproportionately adverse effect on our results of operations.

WE MAY BE UNSUCCESSFUL IN PRODUCING PROPRIETARY TECHNOLOGY FROM OUR INTERNAL RESEARCH AND DEVELOPMENT EFFORTS.

    We have expended and continue to expend time and money on internal research and development with the intention of producing proprietary technologies in order to patent and then license them to other companies. However, we may not be successful in producing any valuable technology. To the extent we are unable to produce technology that we can license, we may not receive any revenues related to our internal research and development efforts.

WE MAY LOSE VALUABLE INTELLECTUAL PROPERTY IF WE ARE UNABLE TO PROTECT IT.

    Some of our most valuable assets include patents and trade secrets. Part of our business is developing technologies that we patent and then license to other companies. However, some technologies that we develop may already be patented by other companies. For this and other reasons, we may not be able to obtain patents for each new technology that we develop. Even if we are able to obtain patents, the patents may not sufficiently protect our interest in the technology. Similarly, we may not be able to protect our trade secrets by keeping them confidential. Additionally, protecting our patents and trade secrets may be costly and time consuming. To the extent we are unable to protect intellectual property, our investment in those technologies may not yield the benefits we expected. In addition, we may be subject to claims that we are infringing on the intellectual property of others. We could incur significant costs defending such claims. If we are unsuccessful in defending these claims, we may be subject to liability for infringement.

WE MAY NOT BE ABLE TO LICENSE TECHNOLOGIES THAT WE NEED TO CONDUCT OUR BUSINESS.

    In addition to the technologies that we develop, we also rely on technologies that we license from other companies. We may not be able to license technologies that we need in the future or we may be unable to license such technologies on a commercially reasonable basis. Our inability to license the technologies we need could result in increased costs and, therefore, reduced profits, or the inability to engage in certain activities that require those technologies.

OUR FAILURE TO MANAGE OUR EXPANSION MAY ADVERSELY AFFECT US.

    Our business has expanded rapidly in the past several years. Expansion places increased stress on our financial, managerial and human resources. As we expand, we will need to recruit and retain additional highly skilled scientists and technicians. Expansion of our facilities may lead to increased expenses and may divert management attention away from operations.

FUTURE ACQUISITIONS MAY DISRUPT OUR BUSINESS AND DISTRACT OUR MANAGEMENT.

    We have recently engaged in acquisitions and strategic investments, and we expect to continue to do so. We may not be able to identify suitable acquisition candidates, and if we do identify suitable candidates, we may not be able to make such acquisitions on commercially acceptable terms or at all. If we acquire another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner or at all. We may have to devote a significant amount of time and resources to do so. Even with this investment of time and resources, an acquisition may not produce the revenues, earnings or business synergies that we anticipate. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital, management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, acquisitions can involve non-recurring charges and amortization of significant amounts of goodwill that could adversely affect our results of operations.

WE MAY NOT BE ABLE TO REALIZE THE BENEFITS OF RECENT ACQUISITIONS AND STRATEGIC INVESTMENTS.

    We acquired EnzyMed, Inc., a provider of combinatorial biocatalysis discovery services, in October 1999 and American Advanced Organics, Inc., a contract manufacturer of novel compounds, pharmaceutical intermediates and test drug substances, in February 2000. These transactions may not be as beneficial to us as we expect. In addition to these acquisitions, we made a $30 million strategic investment in Organichem Corporation in December 1999 to facilitate a management buyout of a chemical manufacturing facility from Nycomed Amersham, plc. If Organichem fails to perform as we expect, our investment may not yield adequate returns or we may lose our investment. In addition, the other equity holders of Organichem have the right to require us to purchase their interests in Organichem based on a predetermined formula. We may be required to purchase their entire interests in 2004 at a price that is higher than the fair market value of these interests at the time of purchase, which would negatively impact our financial condition. We also made a $650,000 investment in Fluorous Technologies, Inc. in May 2000. Fluorous Technologies is a development stage company and may not be able to successfully develop technology and products.

WE MAY LOSE ONE OR MORE OF OUR KEY EMPLOYEES.

    Our business is highly dependent on our senior management and scientific staff, including:

    - Dr. Thomas E. D'Ambra, our Chairman and Chief Executive Officer,

    - Dr. Donald E. Kuhla, our President and Chief Operating Officer, and

    - David P. Waldek, our Chief Financial Officer and Treasurer.

Although we have employment agreements with the individuals listed above, we do not have employment agreements with all of our key employees. Additionally, the loss of any of our other key employees, including our scientists, may have an adverse effect on our business.

THE ROYALTIES WE EARN ON ALLEGRA WILL LIKELY BE AFFECTED BY THE SEASONAL NATURE OF ALLERGIES.

    Allergic reactions to plants, pollens and other airborne allergens generally occur during the spring and summer seasons. Therefore, we expect the demand for Allegra to be lower during other times of the year. Because Allegra sales change seasonally based on the demand for allergy medicines, our quarter-to-quarter revenues will likely experience fluctuations.

WE FACE INCREASED COMPETITION.

    We compete directly with the in-house research departments of pharmaceutical companies and biotechnology companies, as well as combinatorial chemistry companies, contract research companies, and research and academic institutions. Many of our competitors have greater financial and other resources than we have. As new companies enter the market and as more advanced technologies become available, we expect to face increased competition. In the future, any one of our competitors may develop technological advances that render the services that we provide obsolete. While we plan to develop technologies which will give us competitive advantages, our competitors plan to do the same. We may not be able to develop the technologies we need to successfully compete in the future, and our competitors may be able to develop such technologies before we do. Consequently, we may not be able to successfully compete in the future.

WE MAY BE HELD LIABLE FOR HARM CAUSED BY DRUGS THAT WE DEVELOP AND TEST.

    We develop, test and, to a limited extent, manufacture drugs that are used by humans. If any one of the drugs that we develop, test or manufacture harms people, we may be required to pay damages to those persons. Although we carry liability insurance, we may be required to pay damages in excess of the amounts of our insurance coverage. Damages awarded in a product liability action could be substantial and could have a negative impact on our financial condition.

WE MAY BE LIABLE FOR CONTAMINATION OR OTHER HARM CAUSED BY HAZARDOUS MATERIALS THAT WE USE.

    Our research and development processes involve the use of hazardous materials. We are subject to federal, state and local regulation governing the use, manufacture, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. We may also incur expenses relating to compliance with environmental laws. Such expenses or liability could have a significant negative impact on our financial condition.

IF WE FAIL TO MEET STRICT REGULATORY REQUIREMENTS, WE COULD BE REQUIRED TO PAY FINES OR EVEN CLOSE OUR FACILITIES.

    All facilities and manufacturing techniques used to manufacture drugs in the United States must conform to standards that are established by the federal Food and Drug Administration. The FDA conducts scheduled periodic inspections of our facilities to monitor our compliance with regulatory standards. If the FDA finds that we fail to comply with the appropriate regulatory standards, they may impose fines on us or, if the FDA determines that our non-compliance is severe, they may close our facilities. Any adverse action by the FDA would have a negative impact on our operations.

OUR OPERATIONS MAY BE INTERRUPTED BY THE OCCURRENCE OF A NATURAL DISASTER OR OTHER CATASTROPHIC EVENT AT OUR PRIMARY FACILITIES.

    We depend on our laboratories and equipment for the continued operation of our business. Our research and development operations and all administrative functions are primarily conducted at our facilities in Albany and Rensselaer, New York. Although we have contingency plans in effect for natural disasters or other catastrophic events, catastrophic events could still disrupt our operations. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies. Any natural disaster or catastrophic event in the Albany area or in our facilities could have a significant negative impact on our operations.

HEALTH CARE REFORM COULD REDUCE THE PRICES PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES CAN CHARGE FOR DRUGS THEY SELL WHICH, IN TURN, COULD REDUCE THE AMOUNTS THAT THEY HAVE AVAILABLE TO RETAIN OUR SERVICES.

    We depend on contracts with pharmaceutical and biotechnology companies for a majority of our revenues. We therefore depend upon the ability of pharmaceutical and biotechnology companies to earn enough profit on the drugs they market to devote substantial resources to the research and development of new drugs. Future legislation may limit the prices pharmaceutical and biotechnology companies can charge for the drugs they market. Such laws may have the effect of reducing the resources that pharmaceutical and biotechnology companies can devote to the research and development of new drugs. If pharmaceutical and biotechnology companies decrease the resources they devote to the research and development of new drugs, the amount of services that we perform, and therefore our revenues, could be reduced.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND EFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN YOUR BEST INTERESTS.

    There are provisions in our certificate of incorporation and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

    - our certificate of incorporation provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

    - our certificate of incorporation authorizes our board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

    Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which, in general, imposes restrictions upon acquirors of 15% or more of our stock.

OUR OFFICERS AND DIRECTORS WILL HAVE SIGNIFICANT CONTROL OVER US AND THEIR INTERESTS MAY DIFFER FROM YOURS.

    After this offering, our directors and officers will beneficially own or control approximately 38.3% of our common stock. Individually and in the aggregate, these stockholders will be able to significantly influence our management, affairs and all matters requiring shareholder approval. In particular, this concentration of ownership may have the effect of delaying, deferring or preventing an acquisition of us and may adversely affect the market price of our common stock.

BECAUSE OUR STOCK PRICE MAY BE VOLATILE, OUR STOCK PRICE COULD EXPERIENCE SUBSTANTIAL DECLINES.

    The market price of our common stock has historically experienced and may continue to experience volatility. Our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of shares by our existing stockholders after this offering, or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have approximately 32,751,702 shares of common stock outstanding. Of these shares, 20,364,485 shares will be freely tradable without restriction under the Securities Act of 1933. Also, 12,089,758 shares will be currently eligible for sale in the public market subject to compliance with the volume and other limitations of Rule 144 under the Securities Act, and 297,459 shares will become eligible for sale at various times after the date of this prospectus under Rule 144.

    Our executive officers, directors and the selling stockholders have agreed not to sell a total of 13,504,748 shares of our common stock for a period of 90 days after the date of this prospectus without the consent of Deutsche Bank Securities Inc. In addition, we have also agreed, subject to some exceptions, not to sell shares for a period of 90 days after the date of this prospectus without the consent of Deutsche Bank Securities Inc. In addition, we have registered for resale the 5,532,946 shares of our common stock reserved for issuance under our stock plans. As of September 1, 2000, options to purchase 2,192,462 shares of our common stock were outstanding and will be eligible for sale in the public market from time to time subject to vesting and, in the case of some stock options, the expiration of lock-up agreements. The possible sale of a significant number of the shares may cause the price of our common stock to fall.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN A MANNER WITH WHICH YOU DISAGREE.

    Our board of directors and management will have broad discretion over the use of the net proceeds of this offering. You may disagree with the judgment of our board of directors and management regarding the application of the proceeds of this offering.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS, YOU WILL BENEFIT FROM AN INVESTMENT IN OUR COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of your investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value after the offering or even maintain the price at which you purchased your shares.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition.

                                USE OF PROCEEDS


    Our net proceeds from the sale of the 3,000,000 shares of our common stock offered by us are estimated to be $137.0 million at an assumed public offering price of $48.63 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We expect to use the net proceeds from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering for one or more acquisitions; however, we do not currently have any commitments or agreements with respect to any acquisitions. Pending use, the net proceeds will be invested in short-term, investment-grade, interest-bearing obligations.


                                DIVIDEND POLICY

    We have never declared any cash dividends on our common stock. We currently intend to retain our earnings for future growth, and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Under Delaware law, we are permitted to pay dividends only out of our surplus, or, if there is no surplus, out of our net profits.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been traded on the Nasdaq National Market since our initial public offering on February 4, 1999 and currently trades under the symbol "AMRI." The following table sets forth the high and low closing prices per share of our common stock as reported by Nasdaq National Market for the periods indicated:


PERIOD                                                          HIGH          LOW
------                                                        --------      --------
YEAR ENDED DECEMBER 31, 1999
  First Quarter (from February 4 through March 31, 1999)....   $12.50        $ 9.75
  Second Quarter............................................   $15.50        $11.00
  Third Quarter.............................................   $18.25        $10.25
  Fourth Quarter............................................   $15.88        $11.50
YEAR ENDING DECEMBER 31, 2000
  First Quarter.............................................   $38.63        $13.69
  Second Quarter............................................   $39.13        $21.13
  Third Quarter (from July 1 through September 14, 2000)....   $48.63        $25.06



    On September 14, 2000, the last reported closing price of our common stock on the Nasdaq National Market was $48.63 per share. The number of record holders of our common stock as of September 1, 2000 was approximately 182. We believe that the number of beneficial owners of our common stock at that date was substantially greater.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000 (unaudited) on an actual basis and as adjusted to reflect our use of the estimated net proceeds from this offering as described under "Use of Proceeds."


                                                                  JUNE 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt..............................................  $    --     $     --
Stockholders' equity:
  Preferred stock, par value $0.01 per share; 2,000,000
    shares authorized, no shares issued and outstanding
    actual and as adjusted..................................       --           --
  Common stock, par value $0.01 per share; 50,000,000 shares authorized; 29,726,148 shares issued and outstanding
    actual; 32,726,148 shares issued and outstanding as
    adjusted................................................      297          327
  Additional paid-in capital................................   59,848      196,855
  Retained earnings.........................................   35,995       35,995
  Accumulated other comprehensive income (loss).............       (5)          (5)
                                                              -------     --------
    Total stockholders' equity..............................   96,135      233,172
                                                              -------     --------
      Total capitalization..................................  $96,135     $233,172
                                                              =======     ========


------------------------

The above table excludes 2,111,462 shares of common stock issuable upon exercise of outstanding stock options, 2,880,530 additional shares of common stock available for future grants under our 1998 Stock Option and Incentive Plan and 581,064 additional shares of common stock available for future sales under our 1998 Employee Stock Purchase Plan, in each case as of June 30, 2000.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated statement of operations data for each of the years ended December 31, 1997, 1998 and 1999 and selected consolidated balance sheet data at December 31, 1998 and 1999 are derived from our consolidated financial statements which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended
December 31, 1995 and 1996 and the selected consolidated balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the six-month periods ended June 30, 1999 and 2000 and the selected consolidated balance sheet data at June 30, 2000 are derived from unaudited consolidated financial statements also included in this prospectus. The unaudited consolidated financial statements for the six-month periods have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and consolidated results of operations for these periods. The consolidated results of operations for the six months ended June 30, 2000 are not necessarily indicative of results for the year ending December 31, 2000 or any future period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included in this prospectus.

                                                                                                                  SIX MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net contract revenue.................................  $ 2,984     $5,499     $8,209    $13,649    $22,027    $ 9,732    $16,667
Non-recurring licensing fees, milestones and
  royalties (1)......................................      200      1,000      2,500      8,069         --         --         --
Recurring royalties..................................       --         --         31     11,576     21,444     10,034     13,425
                                                       -------     ------     ------    -------    -------    -------    -------
  Total revenue......................................    3,184      6,499     10,740     33,294     43,471     19,766     30,092

Cost of contract revenue.............................    1,373      3,052      4,430      7,734     12,491      5,529      9,324
Technology incentive award...........................      200        100        253      1,822      2,132        993      1,343
Research and development.............................      579        813      1,520      1,782      1,827        929        986
Selling, general and administrative..................    1,324      1,786      2,881      5,109      6,873      2,979      3,769
                                                       -------     ------     ------    -------    -------    -------    -------
  Total operating expenses...........................    3,475      5,751      9,084     16,447     23,323     10,430     15,422

Income (loss) from operations........................     (292)       748      1,656     16,847     20,148      9,336     14,670

Other income (expense):
  Equity in income (loss) of unconsolidated
    affiliates.......................................       --         --         --         --        (98)        --        350
  Interest income, net...............................       98         25         40         38      2,000        730      1,340
  Other income (expense), net........................        6         20        (28)       (37)       (81)        --          5
                                                       -------     ------     ------    -------    -------    -------    -------
Total other income, net..............................      104         45         12          1      1,821        730      1,695
Income (loss) before income tax expense..............     (188)       793      1,668     16,848     21,969     10,066     16,365
Income tax expense (benefit).........................     (239)       244        373      6,351      8,195      3,773      6,086
                                                       -------     ------     ------    -------    -------    -------    -------
Net income...........................................  $    51     $  549     $1,295    $10,497    $13,774    $ 6,293    $10,279
                                                       =======     ======     ======    =======    =======    =======    =======

Basic earnings per share.............................  $  0.00     $ 0.02     $ 0.06    $  0.46    $  0.51    $  0.24    $  0.35

Diluted earnings per share...........................  $  0.00     $ 0.02     $ 0.05    $  0.41    $  0.46    $  0.22    $  0.33

Weighted average common shares outstanding, basic....   21,402     22,370     22,670     22,696     27,132     25,908     29,590

Weighted average common shares outstanding,
  diluted............................................   23,051     24,278     24,819     25,547     29,634     28,747     31,045

                                                                       DECEMBER 31,
                                                   ----------------------------------------------------    JUNE 30,
                                                     1995       1996       1997       1998       1999        2000
                                                   --------   --------   --------   --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................   $1,079    $ 2,942    $ 2,582    $ 5,320    $ 2,673     $ 12,292
Investment securities, available-for-sale........    1,913      1,735      1,950      2,027     21,172       16,911
Working capital..................................    3,145      4,588      5,542      9,143     34,432       39,766
Total assets.....................................    6,838     11,326     13,548     32,630     88,242      102,376
Long-term debt, excluding current installments...      748      2,375      1,776     13,349        168           --
Total stockholders' equity.......................    4,897      7,456      9,799     12,824     82,920       96,135

------------------------------

(1) For 1995, 1996 and 1997, consists of non-recurring milestone payments under our licensing agreement with Aventis. For 1998, consists of $3,700 in non-recurring milestone payments and $4,400 in royalties related to prior periods which we received from Aventis under that agreement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading chemistry research and drug discovery and development company focused on applications for the pharmaceutical, biotechnology and life sciences industries. We engage in comprehensive chemistry research from lead discovery, optimization and development to commercial manufacturing. We perform chemistry research for many of the leading pharmaceutical and biotechnology companies and for our own internal research and development.

NET CONTRACT REVENUE

    Our net contract revenue consists primarily of fees earned under contracts with third-party customers, net of our reimbursed expenses. Reimbursed expenses consist of laboratory supplies, chemicals and other costs reimbursed by our customers and, in accordance with industry practice, are netted against gross contract revenue. Reimbursed expenses vary from contract to contract. Accordingly, we view net contract revenue as our primary measure of revenue growth rather than licensing fees and royalties, which are dependent upon our licensee's sales.

    In general, we provide services to our customers on the following basis:

    - a full-time equivalent basis that establishes the number of full-time equivalents contracted for a project or a series of projects, the duration of the contract period, the fixed price per full-time equivalent, plus an allowance for out-of-pocket expenses which may or may not be incorporated in the full-time equivalent rate,

    - a time and materials basis under which we charge our customers based on an hourly rate plus out-of-pocket expenses, or

    - to a lesser extent, a fixed-price basis.

    Typically, our full-time equivalent contracts have terms of six months or longer and our time and materials contracts have terms of one to twelve months. Fixed-price contracts are entered into for much shorter periods of time, generally two to six months. Because our fixed-price contracts relate to projects that are generally limited in scope and are of short duration, we have not historically experienced any material cost overruns under these contracts. Full-time equivalent and time and materials contracts provide for annual adjustments in billing rates for the scientists assigned to the contract. Generally, our contracts may be terminated by the customer upon 30 to 90 days' prior notice. We recognize contract revenue on a percentage-of-completion or per diem basis. Cost of revenue consists primarily of compensation and associated fringe benefits for employees and other direct project-related costs.

LICENSING FEES, MILESTONES AND ROYALTIES

    Many of our contracts for discovery technology services contain provisions for licensing, milestone and royalty payments should our proprietary technology, including enzymes, microbial manipulation and combinatorial chemistry, lead to discovery of new products that reach the market. To date, we have received substantially all of our milestone and royalty payments under these arrangements from Aventis with respect to Allegra.

    NON-RECURRING LICENSING FEES, MILESTONES AND ROYALTIES. Although we entered into a license agreement with Aventis in 1995, we began to recognize royalty revenue related to sales in the

United States under that agreement in February 1998. This delay was due to the significant time expended for issuance of our patents and the resolution of related patent interference claims by Aventis. In 1998, we received from Aventis $3.7 million in non-recurring milestone payments and $4.4 million in royalties related to prior periods.

    RECURRING ROYALTIES. Recurring royalties consist of royalties from Aventis under a license agreement based on sales of fexofenadine HCl, marketed as Allegra in the Americas and Telfast elsewhere. Royalty payments are due within 45 days after each calendar quarter and are determined based on sales in that quarter.

COSTS AND EXPENSES

    COST OF CONTRACT REVENUE. Our cost of contract revenue, from which we derive gross profit from net contract revenue, consists primarily of compensation and associated fringe benefits for employees and other direct project-related costs.

    TECHNOLOGY INCENTIVE AWARD. We maintain a Technology Development Incentive Plan designed to stimulate and encourage novel technology development by our employees. This plan allows eligible participants to share in a percentage of the net revenue earned by us relating to patented technology with respect to which the eligible participant is named as an inventor. Under our Technology Development Incentive Plan, Thomas E. D'Ambra, our Chairman and Chief Executive Officer, receives payments as the sole inventor on the patents for fexofenadine HCl equal to 10% of the total payments received by us with respect to those patents.

    RESEARCH AND DEVELOPMENT. Research and development expense consists of payments in connection with collaborations with academic institutions, compensation and benefits for scientific personnel for work performed on proprietary research projects and costs of supplies and related chemicals.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense consists of compensation and related fringe benefits for marketing and administrative employees, professional services, marketing costs and all costs related to facilities and information services.

OTHER INCOME (EXPENSE)

    Other income (expense) consists of interest income, interest expense, our equity in our unconsolidated affiliates, Organichem and Fluorous Technologies, realized gains or losses on sales of investment securities and other non-operating expenses.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected consolidated statement of operations data for the periods indicated as a percentage of total revenue:

                                                                YEAR ENDED              SIX MONTHS ENDED
                                                               DECEMBER 31,                 JUNE 30,
                                                      ------------------------------   -------------------
                                                        1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net contract revenue................................    76.4%      41.0%      50.7%      49.2%      55.4%
Non-recurring licensing fees, milestones and
  royalties.........................................    23.3       24.2        0.0        0.0        0.0
Recurring royalties.................................     0.3       34.8       49.3       50.8       44.6
                                                       -----      -----      -----      -----      -----
  Total revenue.....................................   100.0      100.0      100.0      100.0      100.0

Cost of contract revenue............................    41.2       23.2       28.7       28.0       30.9
Technology incentive award..........................     2.4        5.5        4.9        5.0        4.5
Research and development............................    14.2        5.4        4.2        4.7        3.3
Selling, general and administrative.................    26.8       15.3       15.8       15.1       12.5
                                                       -----      -----      -----      -----      -----
  Total operating expenses..........................    84.6       49.4       53.7       52.8       51.2

Income from operations..............................    15.4       50.6       46.3       47.2       48.8

Other income (expense):
  Equity in income (loss) of unconsolidated
    affiliates......................................     0.0        0.0       (0.2)       0.0        1.2
  Interest income, net..............................     0.4        0.1        4.6        3.7        4.5
  Other non-operating income (expense), net.........    (0.3)      (0.1)      (0.2)       0.0        0.0
                                                       -----      -----      -----      -----      -----
Total other income, net.............................     0.1        0.0        4.2        3.7        5.6

Income before income tax expense....................    15.5       50.6       50.5       50.9       54.4

Income tax expense..................................     3.5       19.1       18.9       19.1       20.2
                                                       -----      -----      -----      -----      -----

Net income..........................................    12.1%      31.5%      31.7%      31.8%      34.2%
                                                       =====      =====      =====      =====      =====

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    NET CONTRACT REVENUE. Net contract revenue for the six months ended June 30, 2000 increased 71.3% to $16.7 million, compared to $9.7 million for the same period in 1999. This increase was due principally to a greater number of projects under contract, primarily for medicinal chemistry and chemical development services, which was facilitated by an increase in the number of scientific staff to 189 as of June 30, 2000, from 124 as of June 30, 1999.

    RECURRING ROYALTIES. Recurring royalties for the six months ended June 30, 2000 increased 33.8% to $13.4 million, compared to $10.0 million for the same period in 1999. The increase was attributable to increased sales of fexofenadine HCl by Aventis.

    TOTAL REVENUE. Total revenue for the first six months of 2000 increased 52.2% to $30.1 million, compared to $19.8 million for the same period in 1999.

    COST OF CONTRACT REVENUE. Cost of contract revenue increased 68.6% to $9.3 million for the six months ended June 30, 2000, compared to $5.5 million for the same period in 1999. Our net contract revenue margin increased to 44.1% for the six months ended June 30, 2000, compared to 43.2% for the same period in 1999, primarily from higher fees generated from our contract services.

    TECHNOLOGY INCENTIVE AWARD. The technology incentive award expense incurred under our Technology Development Incentive Plan increased 35.3% to $1.3 million for the six months ended June 30, 2000, compared to $993,000 for the same period in 1999. The increase was directly attributable to the increase in recurring royalties.

    RESEARCH AND DEVELOPMENT. Research and development expense increased 6.1% to $986,000 for the six months ended June 30, 2000, compared to $929,000 for the same period in 1999. The increase was due primarily to an increase in internally funded research efforts.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 26.5% to $3.8 million for the six months ended June 30, 2000, compared to $3.0 million for the same period in 1999. The increase was primarily attributable to an increase in administrative and marketing staffing to support the expansion of our operations, an increase in expenses related to recruitment of scientists and certain costs associated with becoming a publicly traded company. Selling, general and administrative expenses represented 22.6% of net contract revenue for the six months ended June 30, 2000, compared to 30.6% for the same period in 1999.

    TOTAL OTHER INCOME, NET. Total other income, net was $1.7 million for the six months ended June 30, 2000, compared to $730,000 for the same period in 1999. Total other income, net for the six months ended June 30, 2000 was comprised of $1.3 million in interest income, net of interest expense, and $350,000 in income from our unconsolidated affiliate, Organichem. Total other income, net for the same period in 1999 was comprised of $730,000 in interest income, net of interest expense.

    INCOME TAX EXPENSE. Income tax expense increased to $6.1 million for the six months ended June 30, 2000 from $3.8 million for the same period of 1999. The effective rate for our provision for income taxes was 38.0% for the six months ended June 30, 2000 and 37.5% for the same period in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET CONTRACT REVENUE.  Net contract revenue increased 61.4% to
$22.0 million for the year ended December 31, 1999, compared to $13.6 million in 1998. This increase was due principally to a greater number of projects under contract primarily for medicinal and chemical development services. This increase was facilitated by an increase in the number of scientific staff to 148 at December 31, 1999 from 101 at December 31, 1998.

    NON-RECURRING LICENSING FEES, MILESTONES AND ROYALTIES. We did not receive any non-recurring licensing fees, milestones or royalties for the year ended December 31, 1999. As a result of the February 1998 United States Patent and Trademark Office decision, we met all prerequisites of the licensing agreement with Aventis and recognized and received in the first three months of 1998 milestone payments and royalties on all sales of fexofenadine HCl in the United States from November 26, 1996, the date of patent issuance, through December 31, 1997. Our milestones and royalties from fexofenadine HCl for 1998 include $3.7 million in non-recurring milestone payments and $4.4 million in royalties related to prior periods and, as a result, such milestone payments and royalties may not be indicative of future amounts earned under the license agreement with Aventis. In particular, no further milestone payments are required under the agreement.

    RECURRING ROYALTIES. Recurring royalties for the year ended December 31, 1999 increased 85.3% to $21.4 million, compared to $11.6 million for 1998. The increase was attributable to increased sales of fexofenadine HCl by Aventis.

    TOTAL REVENUE. Total revenue for the year ended December 31, 1999 increased 30.6% to $43.5 million, compared to $33.3 million for 1998.

    COST OF CONTRACT REVENUE.  Cost of contract revenue increased 61.5% to
$12.5 million for the year ended December 31, 1999, compared to $7.7 million for 1998. Net contract revenue margin remained relatively constant as a percentage of net contract revenue.

    TECHNOLOGY INCENTIVE AWARD. The technology incentive award expense incurred under our Technology Development Incentive Plan increased 17.0% to $2.1 million for the year ended December 31, 1999, compared to $1.8 million for 1998. The increase was directly attributable to the increase in recurring royalties.

    RESEARCH AND DEVELOPMENT. Research and development expense remained constant at $1.8 million for the years ended December 31, 1999 and 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 34.5% to $6.9 million for the year ended December 31, 1999, compared to $5.1 million for 1998. The increase was primarily attributable to an increase in administrative and marketing staff to support the expansion of our operations, and an increase in expenses related to recruitment of scientists. Selling, general and administrative expenses represented 31.2% of net contract revenue in 1999 as compared to 37.4% for 1998.

    TOTAL OTHER INCOME, NET. Total other income, net was $1.8 million for the year ended December 31, 1999, compared to $1,000 for 1998. This was comprised of $2.0 million in interest income, net of interest expense, a $98,000 loss from our unconsolidated affiliate, Organichem, and $81,000 of other non-operating expenses. Total other income, net for 1998 was comprised of interest income of $38,000, net of non-operating expenses of $37,000.

    INCOME TAX EXPENSE. Income tax expense increased to $8.2 million for the year ended December 31, 1999, compared to $6.4 million for 1998. The effective rate for our provision for income taxes was 37.5% in 1999 as compared to 37.7% for 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    NET CONTRACT REVENUE.  Net contract revenue increased 66.3% to
$13.6 million for the year ended December 31, 1998, compared to $8.2 million for 1997. This increase was due principally to a greater number of projects under contract primarily for medicinal and chemical development services. This increase was facilitated by an increase in the number of scientific staff to 101 at December 31, 1998 from 61 at December 31, 1997.

    NON-RECURRING LICENSING FEES, MILESTONES AND ROYALTIES. Non-recurring licensing fees, milestones and royalties increased 222.8% to $8.1 million for the year ended December 31, 1998, compared to $2.5 million for 1997. As a result of the February 1998 United States Patent and Trademark Office decision, we met all prerequisites of the licensing agreement with Aventis and recognized and received in the first three months of 1998 milestone payments and royalties on all sales of fexofenadine HCl in the United States from November 26, 1996, the date of patent issuance, through December 31, 1997. Our milestones and royalties from fexofenadine HCl for 1998 include $3.7 million in non-recurring milestone payments and $4.4 million in royalties related to prior periods and, as a result, such milestone payments and royalties may not be indicative of future amounts earned under the license agreement with Aventis. In particular, no further milestone payments are required under the agreement.

    RECURRING ROYALTIES. Recurring royalties for the year ended December 31, 1998 were $11.6 million, compared to $31,000 of recurring royalties for 1997.

    TOTAL REVENUE. Total revenue for the year ended December 31, 1998 increased 210.0% to $33.3 million, compared to $10.7 million for 1997.

    COST OF CONTRACT REVENUE. Cost of contract revenue increased 74.6% to $7.7 million in the year ended December 31, 1998, compared to $4.4 million for 1997. Net contract revenue margin as a percentage of net contract revenue decreased to 43.3% for the year ended December 31, 1998 from 46.0% for 1997.

    TECHNOLOGY INCENTIVE AWARD. The technology incentive award expense incurred under our Technology Development Incentive Plan increased 620.2% to
$1.8 million in the year ended December 31, 1998, compared to $253,000 for 1997. The increase was directly attributable to the increase in licensing fees, milestones and royalties.

    RESEARCH AND DEVELOPMENT. Research and development expense increased 17.2% to $1.8 million for the year ended December 31, 1998, compared to $1.5 million for 1997. The increase was due primarily to an increase in internally funded research efforts.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 77.3% to $5.1 million for the year ended December 31, 1998, compared to $2.9 million for 1997. The dollar increase was primarily attributable to an increase in administrative and marketing staff to support the expansion of our operations, and an increase in expenses related to recruitment of scientists. Selling, general and administrative expenses represented 37.4% of net contract revenue in 1998 as compared to 35.1% for 1997.

    TOTAL OTHER INCOME, NET. Total other income, net was $1,000 for the year ended December 31, 1998, compared to $12,000 for 1997. Total other income, net for 1998 was comprised of interest income, net of $37,000, net of non-operating expenses of $36,000. Total other income, net for 1997 was comprised of interest income, net of $40,000, net of $28,000 of other non-operating expenses.

    INCOME TAX EXPENSE. Income tax expense increased to $6.4 million for the year ended December 31, 1998, compared to $373,000 for 1997. The effective rate for our provision for income taxes was 37.7% in 1998, compared to 22.4% for 1997.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly consolidated operating results for each of our last six quarters. We have prepared this information on a basis consistent with our audited consolidated financial statements and included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with our consolidated financial statements and notes included elsewhere in this prospectus.

                                                                  THREE MONTHS ENDED
                                          ------------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                            1999        1999       1999        1999       2000        2000
                                          ---------   --------   ---------   --------   ---------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net contract revenue....................   $4,587     $ 5,145     $ 5,641    $ 6,654     $ 7,833    $ 8,834
Non-recurring licensing fees, milestones
  and royalties.........................       --          --          --         --          --         --
Recurring royalties.....................    4,184       5,850       5,848      5,562       5,681      7,744
                                           ------     -------     -------    -------     -------    -------
  Total revenue.........................    8,771      10,995      11,489     12,216      13,514     16,578

Cost of contract revenue................    2,602       2,928       3,237      3,724       4,386      4,938
Technology incentive award..............      415         578         585        554         568        774
Research and development................      453         476         457        441         418        568
Selling, general and administrative.....    1,423       1,556       1,675      2,219       1,902      1,867
                                           ------     -------     -------    -------     -------    -------
  Total operating expenses..............    4,893       5,538       5,954      6,938       7,274      8,147

Income from operations..................    3,878       5,457       5,535      5,278       6,240      8,431

Other income (expense):
  Equity in income (loss) of
    unconsolidated affiliates...........       --          --          --        (98)        107        243
  Interest income, net..................      193         540         575        691         708        632
  Other income, net.....................       56         (59)        (13)       (64)          5         --
                                           ------     -------     -------    -------     -------    -------
Total other income, net.................      249         481         562        529         820        875

Income before income tax expense........    4,127       5,938       6,097      5,807       7,060      9,306

Income tax expense......................    1,547       2,226       2,282      2,140       2,642      3,444
                                           ------     -------     -------    -------     -------    -------

Net income..............................   $2,580     $ 3,712     $ 3,815    $ 3,667     $ 4,418    $ 5,862
                                           ======     =======     =======    =======     =======    =======
Diluted earnings per share..............   $ 0.09     $  0.12     $  0.13    $  0.12     $  0.14    $  0.19

    Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. In particular, quarterly fluctuations in our royalty revenue relating to worldwide sales of Allegra/Telfast are subject to seasonal demand, and may produce stronger quarterly fluctuations in our consolidated results of operations than those which have occurred in prior periods. Our contract business has historically not been subject to any significant seasonal fluctuations.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically funded our business through operating cash flows, proceeds from borrowings and the issuance of equity securities. During the first six months of 2000, we generated cash of $11.0 million from operating activities, of which approximately $869,000 was used to fund a portion of the purchase price for American Advanced Organics, $650,000 was used to acquire an equity interest in Fluorous Technologies, Inc. and $5.0 million was used in expansion-related projects. During the first six months of 2000, we used $49,000 for financing activities, consisting of $838,000 in payments on outstanding debt offset by cash generated of $789,000 from the exercise of stock options for common stock and the sale of common stock under the Employee Stock Purchase Plan. Working capital was $39.8 million at June 30, 2000 compared to $34.4 million at

December 31, 1999. We have available a $25 million credit facility to supplement our liquidity needs. There were no borrowings under this credit facility at June 30, 2000.

    We are pursuing the expansion of our operations through internal growth and strategic acquisitions. We expect that such activities will be funded from existing cash and cash equivalents, cash flow from operations, the issuance of debt or equity securities and borrowings. Future acquisitions, if any, could be funded with cash from operations, borrowings under our credit facility and/or the issuance of equity or debt securities. There can be no assurance that attractive acquisition opportunities will be available to us or will be available at prices and upon such other terms that are attractive to us. We regularly evaluate potential acquisitions of other businesses, products and product lines and may hold discussions regarding such potential acquisitions. As a general rule, we will publicly announce such acquisitions only after a definitive agreement has been signed. In addition, in order to meet our long-term liquidity needs or consummate future acquisitions, we may incur additional indebtedness or issue additional equity or debt securities, subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to us or at all. The failure to raise the funds necessary to finance our future cash requirements or consummate future acquisitions could adversely affect our ability to pursue our strategy and could negatively affect our operations in future periods.

    In October 1999, we completed a merger with EnzyMed, Inc., a provider of combinatorial biocatalysis discovery services, in which the former stockholders of EnzyMed received shares of our stock valued at $20.6 million. The merger was accounted for as a pooling-of-interests. EnzyMed provided us with a combinatorial biocatalysis platform for drug discovery technology. The acquired technology uses enzymes and microbial systems to produce new synthetic transformations of compounds. This technology also produces greater diversity of novel compounds suitable for lead discovery and optimization.

    In December 1999, we made an investment in Organichem Corporation. Organichem was formed through a management buyout of the Nycomed Amersham, plc chemical manufacturing facility located in Rensselaer, New York. We acquired shares of common stock of Organichem, representing a 37.5% equity ownership interest in Organichem, for an aggregate purchase price of $15.0 million. We also loaned $15.0 million to Organichem in the form of a convertible subordinated debenture. The debenture is convertible at our option in 2003 into a number of shares of Organichem sufficient to give us 75% ownership of Organichem. We can, at that time, acquire the remaining 25% of Organichem for a price to be determinable based upon Organichem's financial performance, which price can be between $15.0 million and $30.0 million and is payable in cash or a combination of cash and stock at our option. In addition, the other holders of ownership interests in Organichem have the right to require us to purchase their ownership interests in Organichem in 2004 at a price calculated using the same formula.

    In February 2000, we purchased American Advanced Organics, a provider of rapid scale-up manufacturing services, for approximately $2.3 million in cash and stock. We may also be required to pay in the aggregate up to an additional $800,000 in cash to former American Advanced Organics stockholders in 2000 and 2001 based on the financial performance of this division.


    In May 2000, we made an investment in Fluorous Technologies, Inc., a newly formed company based in Pittsburgh, Pennsylvania. Fluorous Technologies has licensed from the University of Pittsburgh several patents and pending patent applications for the use of "fluorous organic chemistry" technology for chemical synthesis, isolation and purification. Fluorous Technologies was formed to capitalize on the potential of this technology for pharmaceutical drug discovery, agrochemical product development, and more environmentally friendly chemical manufacturing. We invested $650,000 in Fluorous Technologies representing an initial 69.9% ownership interest. Our ownership interest in Fluorous Technologies is expected to be diluted to less than 50% as Fluorous

Technologies issues additional common stock to fund its operations and development. As a result of our investment, a proportionate share of Fluorous Technologies' earnings or losses will be included in our consolidated financial results.


    Our board of directors recently approved a two-for-one split of our common stock. The stock split entitled each stockholder of record at the close of business on August 8, 2000, to receive a stock dividend of one additional share for every share of our common stock held on that date. The additional shares resulting from the stock split were distributed on August 24, 2000. As a result of the split, the number of outstanding shares of our common stock increased to 29,751,702 shares as of September 1, 2000.

    We generated cash flow from operations of $13.1 million in 1999, $10.2 million in 1998 and $381,000 in 1997. The increases in our cash flows for each period were principally due to an increase in net licensing fees, milestones and royalties.

    Total capital expenditures for the first six months of 2000 were $5.0 million, for 1999 were $2.7 million, for 1998 were $11.6 million and for 1997 were $910,000. Capital expenditures were incurred in 2000 predominantly in connection with the expansion of our facilities in Rensselaer, New York and Iowa City, Iowa. In 1999, capital expenditures were related to the addition of new laboratories and equipment. Capital expenditures in 1998 were principally in connection with the expansion at our location in Albany, New York, which added 60,000 square feet to our existing 30,500 square feet of laboratory and administrative space, at a cost of approximately $11.0 million. In 1997, capital expenditures were incurred in connection with the purchase of equipment to expand our service offerings, including computational chemistry and analytical services.

    We continue to expand our operations at our Rensselaer, New York site. This expansion will accommodate additional medicinal chemistry and chemical development laboratories. The total construction and equipment cost of this expansion is estimated to be $7.0 million to $9.0 million, payable over approximately 18 to 24 months. We expect to acquire an additional property in Syracuse, New York for approximately $1.0 million and we expect to incur additional capital expenditures in connection with the renovation of that building. We also expect to incur additional capital expenditures to expand our facility in Iowa City, Iowa. We have received initial approval of over $2.0 million in state grants to assist in funding the expansion at our Rensselaer facility. We expect to fund the remaining cost of these expansions through cash on hand, funds from operations, and, if necessary, our credit facility or through the issuance of debt securities.

    For the year ended December 31, 1999, we generated $38.5 million from financing activities, consisting of $51.4 million from our February 1999 initial public offering of 5,630,000 shares of common stock, net of $12.9 million of the proceeds used to repay outstanding long-term debt. We also raised $500,000 and $7.0 million in borrowings during the years ended December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, we also used
$40.5 million to purchase additional investment securities. In order to raise cash for our purchase of an equity interest and convertible subordinated debenture in Organichem, we sold $21.2 million of investment securities during 1999. The 37.5% equity investment in Organichem on December 21, 1999 used approximately $15.1 million in cash, while the purchase of the subordinated debenture in Organichem used approximately $15.0 million in cash. In addition, we used $2.2 million from operating cash flow to pay outstanding debt.

    Our working capital was $34.4 million at December 31, 1999, compared to $9.1 million at December 31, 1998, and $5.5 million at December 31, 1997. The increase in our working capital for the years ended December 31, 1999 and 1998 was primarily attributable to the milestones and royalties earned from our license agreement with Aventis, less the associated technology incentive compensation expense. Of the $19.6 million in milestones and royalties we earned under the license agreement during the year ended December 31, 1998, $3.7 million constituted non-recurring milestone payments and $4.4 million constituted royalties relating to prior periods. While we will continue to receive quarterly royalty payments under the Aventis license agreement, no additional milestone payments are due under the agreement. In addition, future royalties under the agreement are dependent upon future sales of fexofenadine HCl. We do not participate in the manufacture, marketing or sale of fexofenadine HCl by Aventis and rely entirely on the efforts of Aventis to manufacture, market and sell this product. There can be no assurance that Aventis will continue to be successful in marketing and selling fexofenadine HCl, that fexofenadine HCl will continue to receive market acceptance or that we will continue to receive royalties from Aventis in accordance with the terms of the license agreement. The occurrence of any one of these events in the future could have a material adverse impact on our working capital, liquidity and capital resources.

    Our bank credit facility consists of a $25 million, three-year, revolving line of credit, which converts thereafter into a five-year term loan. The bank credit facility expires in June 2006. Amounts outstanding under the bank credit facility bear interest at variable rates which are based upon, at our option, the lender's prime rate or LIBOR plus an applicable margin. As of December 31, 1999, we had no outstanding indebtedness under our credit facility. The bank credit facility restricts or prohibits us from incurring indebtedness, incurring liens and disposing of assets and requires us to maintain certain financial ratios on an ongoing basis. The bank credit facility is secured by a lien on substantially all of our assets, other than our patents, and the assignment of the right to receive royalty payments from Aventis under the license agreement.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 138), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 has subsequently been amended by SFAS No. 137, issued in June 1999, which delays the effective date for implementation of SFAS No. 133 until fiscal quarters of fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of SFAS No. 133 will have a material effect on our consolidated financial statements because we do not presently utilize derivative investments or engage in hedging activities.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt SAB 101 in the fourth quarter of 2000. Management does not expect the adoption of SAB 101 to have a material effect on our financial condition or results of operations.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We are a leading chemistry research and drug discovery and development company focused on applications for the pharmaceutical, biotechnology and life sciences industries. We engage in chemistry research, from lead discovery, optimization and development to commercial manufacturing. We perform chemistry research for many of the leading pharmaceutical and biotechnology companies and for our own internal research and development. We believe we are the only company providing contract chemistry services to customers across the entire product development cycle from lead discovery to commercial manufacturing. Most of the services we offer have been traditionally provided by chemistry divisions within pharmaceutical and biotechnology companies, including drug discovery, medicinal chemistry, chemical development, analytical chemistry services and small-scale and pilot-plant manufacturing. Recently, we expanded our service offerings to include commercial manufacturing through our strategic relationship with and investment in Organichem Corporation. We have designed our services to permit our customers to reduce overall drug development time and cost and to pursue simultaneously a greater number of drug discovery and development opportunities.

    In addition to our chemistry research services, we also conduct proprietary research and development to discover new lead compounds with commercial potential. We anticipate that we would then license these compounds to third parties in return for up-front service fees and milestone payments as well as recurring royalty payments if these compounds are developed into new drugs successfully reaching the market. In 1995, our proprietary research and development activities led to the development and patenting of a substantially pure form of, and a manufacturing process for, the active ingredient in the non-sedating antihistamine marketed by Aventis as Allegra in the Americas and as Telfast elsewhere. Pursuant to a licensing agreement with Aventis, we have earned a total of $58.2 million in milestones and royalties from the beginning of the contract in 1995 through June 30, 2000 and are entitled to receive ongoing royalties from Aventis based upon a percentage of sales of the product. In addition, many of our discovery technology contracts provide for us to receive licensing, milestone and royalty payments for discoveries which lead to products that reach the market.

INDUSTRY OVERVIEW

    The pace of drug discovery has accelerated significantly in recent years. Fueled by advances in disciplines such as molecular biology, high-throughput synthesis and screening and, in particular, human genomics research, opportunities to develop therapeutics for previously unmet or undermet medical needs are greater than ever before. We believe that human genomics research will lead to a dramatic increase in the number of newly identified biological targets over the next few years. In addition, pharmaceutical and biotechnology companies are under pressure to deliver new drugs to market and reduce the time required for drug development. This pressure has come about, in part, as a result of the significant number of current drug products on the market for which patent protection will soon expire.

    In order to take advantage of these opportunities and to respond to these pressures, many pharmaceutical and biotechnology companies have augmented their internal research and development capacity through contract services. Pharmaceutical companies spent over $17 billion on research and development in the United States in 1998. Of the $17 billion in spending for 1998, approximately $5 billion was spent on chemistry-related functions.

DRUG DISCOVERY, DEVELOPMENT AND MANUFACTURING PROCESS

    Although many scientific disciplines are required for new drug discovery and development, chemistry and biology are at the center of this process. Chemists and biologists typically work together to prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents that demonstrate the desired activity and finally create a marketable drug. The drug discovery and development process includes the following steps:

    - lead discovery--the identification of a compound that may be developed into a new drug,

    - lead optimization--an iterative process of modifying the structure of a lead compound to optimize its therapeutic properties,

    - preclinical testing--the testing of the compound in increasingly complex animal models,

    - clinical trials--the multi-phase testing of the compound for safety and efficacy in humans, and

    - product commercialization--the manufacture, marketing and sale of commercial quantities of the approved drug.

                                    [CHART]

THE IMPORTANCE OF CHEMISTRY IN THE DRUG DISCOVERY AND DEVELOPMENT PROCESS

    LEAD DISCOVERY. The first major hurdle in drug discovery is the identification of one or more lead compounds that interact with a biological target, such as an enzyme, receptor or other protein, that may be associated with a disease. A biological test, or assay, based on the target is developed and used to test or "screen" chemical compounds. Medicinal chemistry is used to synthesize these compounds rapidly and study the interaction between the three-dimensional molecular structures of the compounds and biological targets. The objective of lead discovery is to identify a lead compound for further research and development.

    LEAD OPTIMIZATION. Once a lead compound has been identified, medicinal chemistry is used to optimize that lead compound by modifying and synthesizing analogs of active lead candidates with improved potency, selectivity and/or pharmacokinetics (improved absorption, solubility, half-life and metabolism) in order to identify a more promising drug candidate. This iterative process involves the synthesis of compounds for biological testing, the analysis of the screening results and the further design and synthesis of additional compounds based upon the analysis of structure-activity relationships. During lead optimization, specialists in chemical development perform the scale-up synthesis of a lead compound as that compound is advanced through the drug discovery and development process. These scientists are experts in the preparation of chemicals on a larger scale and focus on the efficiency, economics, simplicity and safety of the preparation of such chemicals. Chemical development is also an iterative process which may require progressive improvements in chemical synthesis as subsequent repeat batches are prepared. In addition to providing repeat synthesis, significant process research may be required to refine existing or develop new synthesis processes. Also during the lead optimization stage, analytical chemistry services are required for identity and purity testing and method development.

    PRECLINICAL TESTING. Following the development of a lead compound during the lead optimization stage, advanced preclinical testing is conducted in order to evaluate the efficacy and safety of the lead compound prior to initiating human clinical trials. The lead compound must demonstrate a scientifically proven benefit in controlled and well-defined biological tests in animal models, and must exhibit this benefit at doses much lower than those at which side effects would occur. During the lead optimization and preclinical testing phases, scientists continue the synthesis of additional analogs of the lead compound using medicinal chemistry. Often a second compound, referred to as a backup compound or second generation analog, is synthesized and enters the drug development cycle. In addition, continued synthesis is desirable in order to prepare compounds of significant diversity to broaden potential patent coverage. As a result, the advancement of a lead compound into preclinical testing is often a catalyst which increases, rather than decreases, the need for additional medicinal chemical synthesis. During this phase, specialists in chemical development continue to conduct significant process research to optimize the production of a compound.

    CLINICAL TRIALS. During clinical trials, several phases of studies are conducted to test the safety and efficacy of a drug candidate. As study populations increase and trial durations lengthen, larger quantities of the active ingredient are required. The bulk active ingredient, and the formulated drug product, must be prepared under current good manufacturing practices, commonly referred to as cGMP, guidelines. Analytical chemistry services are critical to cGMP manufacturing. Additional preparations provide an opportunity to further refine the manufacturing process, with the ultimate goal of maximizing the cost effectiveness and safety of the synthesis prior to commercialization.

TRENDS TOWARD CONTRACTING FOR CHEMISTRY SERVICES

    While contract services have traditionally been limited to the later stages of drug development, such as clinical trial management and manufacturing, many pharmaceutical and biotechnology companies are utilizing contract chemistry service providers to complement or, in some cases, supplement internal chemistry expertise. Currently, only a few companies provide chemistry services for drug discovery, development and manufacturing, and these companies have typically focused only on certain stages of the drug development process. We believe the following trends have led and will continue to lead to an increase in contract chemistry services in drug discovery, development and manufacturing:

    - development of new technologies that have increased the number of targets and accelerated the identification of active compounds,

    - pressure to develop new lead compounds due to the near-term loss of patent protection for many drug products,

    - increased pressure to reduce the time spent in drug discovery and development to bring drugs to market sooner and maximize patent life,

    - increased focus on converting fixed costs to variable costs and streamlining operations by contracting for research and development services,

    - heightened regulatory environment and increased complexity that has made the internal management of complicated discovery, development and manufacturing projects more difficult and costly, and

    - biotechnology and emerging pharmaceutical companies have available capital, but, in many cases, lack the required in-house discovery and development expertise.

    We believe that significant opportunities exist for a company that provides a comprehensive range of contract chemistry services throughout the drug discovery, development and manufacturing process.

OUR CAPABILITIES

    We have a broad range of high-quality drug discovery and development, chemistry research and manufacturing capabilities. The problem-solving abilities of our scientists provide added value throughout the drug discovery, development and manufacturing process. We offer proprietary discovery technologies as well as chemistry services on a contract basis that have traditionally required significant time and capital investment to create internally. Our comprehensive suite of services allows our customers to contract with a single vendor, eliminating the time and cost of transitioning projects among multiple vendors.

    CASE STUDIES

    - A customer engaged our medicinal chemistry group to pursue a novel therapeutic compound for cardiovascular disease. Our scientists designed and synthesized over 400 compounds, which were subsequently screened by the customer. After a lead compound was identified, the customer engaged our chemical development group to perform scale up and process development for the lead compound. We then synthesized a batch of the compound for use in clinical trials. During the course of this project, our chemistry staff performed method development, validation and release testing, while providing regulatory support for the synthesis of the cGMP batch.

    - A customer engaged our chemical development group for a project in which our scientists reduced the time and improved the safety and overall yield of the customer's manufacturing process. The original process involved 15 steps and several dangerous high-temperature, high-pressure reactions, noxious reagents and difficult crystallizations. Our scientists shortened the process to 10 steps, eliminated the undesirable reactions, reagents and crystallizations and doubled the overall yield. We prepared a total of 11 kilograms of final product, including three kilograms produced under cGMP guidelines for use in clinical trials.

BUSINESS STRATEGY

    Our objective is to be the leading chemistry research and drug discovery and development company. Key elements of our business strategy are to:

    - EXPAND OUR CUSTOMER RELATIONSHIPS. We seek to expand the number of service offerings used by each of our customers by providing chemistry-related services across the entire spectrum of the drug discovery, development and manufacturing process. Large pharmaceutical customers often are comprised of multiple divisions, each of which independently may utilize contract services. A key element of this strategy is to expand our relationship with these customers by successfully completing a project for one of our customer's divisions and using that successful project as a means of soliciting new projects from other divisions. Ten of our fifteen largest customers have utilized more than one of our service offerings. We believe that our existing customer base also provides an excellent source of referrals.

    - EXPAND OUR GLOBAL CUSTOMER BASE. We seek to expand our global customer base. We believe there are significant opportunities for growth in geographic areas in which we have not conducted significant marketing efforts to date. Accordingly, since our initial public offering in February 1999, we have created a dedicated business development staff, increased our efforts to obtain successful biotechnology companies as customers, increased advertising in trade publications and generally expanded our United States and international marketing efforts.

    - INCREASE OUR CAPACITY. Given the strong demand for our services, we will seek to support our future growth by increasing capacity both in terms of the number of our scientists and the size of our facilities. As of August 31, 2000, we had added a net of 118 scientists since January 1, 1999, bringing our total to 201. Of these scientists approximately 63% have Ph.D. degrees. We continually seek to recruit and retain additional experienced scientists. In 1999, we completed an expansion of our Albany facility that more than tripled our laboratory space. We intend to expand our facilities to increase capacity and accommodate additional scientists as necessary.

    - ENHANCE OUR TECHNOLOGICAL CAPABILITIES. Since our inception, we have expanded our technological capabilities across all of the phases of drug discovery, development and manufacturing to keep pace with the needs of our customers. We originally provided only medicinal chemistry and chemical development services and over time added analytical chemistry and small scale manufacturing to our technological capabilities. Through our acquisitions, we expanded our technology for the synthesis of novel compound libraries and augmented our ability to provide rapid scale-up manufacturing services. We also recently established a strategic relationship with, and made a significant minority investment in, Organichem Corporation, which will allow us to provide additional scale-up and commercial manufacturing to our customers. We intend to continue to enhance our capabilities through both additional internal initiatives and selected strategic acquisitions of companies or technologies that complement our capabilities.

    - CAPITALIZE ON OUR PROPRIETARY TECHNOLOGIES. Our chemistry technologies, including enzymes, microbial and combinatorial chemistry technologies, lie at the core of the proprietary aspects of drug development. In connection with our contract drug discovery, development and manufacturing services, we seek opportunities to obtain contractual terms which may entitle us to milestone payments and/or recurring royalty revenue streams with respect to compounds or processes developed in conjunction with our customers. Independent of our contract services, we seek to identify and develop possible proprietary compounds or processes which we may license to third parties. We are currently investigating a number of compounds for their development potential. For example, our EnzyMed division recently initiated proprietary research in the therapeutic areas of oncology, immunosuppression and antibiotics designed to create novel derivatives of structurally complex natural products.

SERVICE OFFERINGS

    The following chart sets forth the types of chemistry services typically employed in the different phases of drug discovery, development and manufacturing.

[CHART WITH FIVE PHASES OF DRUG DISCOVERY, DEVELOPMENT AND MANUFACTURING ON THE HORIZONTAL AXIS AND THE TYPES OF CHEMISTRY SERVICES TYPICALLY EMPLOYED IN THE DIFFERENT PHASES OF DRUG DISCOVERY, DEVELOPMENT AND MANUFACTURING ON THE VERTICAL AXIS, WITH BARS INDICATING (I) THE CURRENT SERVICES OFFERED BY US AND
(II) SERVICES PROVIDED BY US THROUGH OUR INVESTMENT IN ORGANICHEM.]

DRUG DISCOVERY TECHNOLOGIES

    We provide proprietary drug discovery technologies that employ biocatalysis technology and that assist in the creation of combinatorial chemistry libraries. Biocatalysis technology uses enzymes and microbial cell systems to synthesize new compounds. Our drug discovery technologies complement our medicinal chemistry services as additional methods of developing and screening large numbers of compounds against drug targets to generate new drug leads. These drug discovery technologies give us the capability to:

    - improve chemical compounds for currently marketed drugs,

    - develop lead extensions from unsuccessful Phase II or Phase III clinical trials,

    - improve solubility and/or bioavailability of drug compounds,

    - create libraries of potential lead compounds,

    - identify active metabolites,

    - widen patent coverage, and

    - perform process research, consisting of the improvement or modification of existing processes.

MEDICINAL CHEMISTRY

    The chemistry functions associated with the identification and optimization of a lead compound are handled by chemists specializing in medicinal chemistry. The role of the medicinal chemist is to synthesize small quantities of new and potentially patentable compounds for biological testing. Our medicinal chemistry group assists our customers in the pursuit of new drug leads as well as in lead development and optimization using modern structure-based drug design. Our medicinal chemistry group uses tools such as computational and combinatorial chemistry in conjunction with the traditional techniques of medicinal drug development. Medicinal chemistry services provided by us include:

    - design and synthesis of potential lead compounds,

    - design, modification and synthesis of lead compounds with improved potency, selectivity and pharmacokinetics,

    - development and synthesis of analogs of lead compounds to broaden patent protection, and

    - resynthesis and expansion of customers' chemistry libraries by employing combinatorial and computational chemistry.

CHEMICAL DEVELOPMENT

    Chemical development involves the scale-up synthesis of a lead compound. Processes developed for small scale production of a compound may not be suitable for larger scale production because they may be too expensive, environmentally unacceptable or present safety concerns. Our chemical development scientists design novel or improved methods and processes suitable for medium to large scale production. Our chemical development scientists possess expertise in a broad range of structural classes of molecules and are able to address a wide variety of chemical synthesis and production problems. Chemical development services provided by us include:

    - process research, consisting of the improvement or modification of existing processes,

    - discovery and development of new product methodologies to prepare products,

    - process development and production of single-isomer molecules, and

    - development of practical purification techniques.

ANALYTICAL CHEMISTRY SERVICES

    Our analytical chemistry services include identity and purity testing, method development and validation, and stability testing. We also provide regulatory consulting services, including the preparation of regulatory filings, chemistry manufacturing and control documentation and testing, and scientific and technical writing. The cGMP guidelines mandated by the FDA necessitate employing analytical support for drugs under development, as well as for drugs already on the market. Our analytical services are designed to support our customers' compliance with these guidelines. We typically provide these services at several stages throughout the drug discovery, development and manufacturing process starting with lead optimization. Analytical services provided by us include:

    - test method development and validation,

    - quality control and release testing,

    - high performance liquid and/or gas chromatography (including purity assessment), separation of enantiomers and identification of impurities,

    - stability studies for bulk active ingredients and formulated drug products, and

    - preparation of regulatory documentation, including chemistry manufacturing and control sections of investigational new drug applications, new drug applications and drug master files.

CGMP MANUFACTURING SERVICES

    We provide chemical synthesis and manufacturing services for our customers under cGMP guidelines. All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with cGMP guidelines as established by the FDA. Our Albany facility has production facilities and quarantine and restricted access storage necessary for conducting cGMP manufacturing in quantities sufficient for conducting Phase I clinical trials (up to approximately 10 kilograms). Through our strategic relationship with Organichem, our customers can also obtain product quantities sufficient to conduct Phase II and Phase III clinical trials (between 10 and 100 kilograms) as well as commercial product quantities (greater than 100 kilograms).

CONSULTING SERVICES

    We provide to our customers, in particular our biotechnology customers, consulting services across all chemistry phases of drug discovery, development and manufacturing.

PROPRIETARY RESEARCH AND DEVELOPMENT

    We conduct proprietary research and development on promising drug candidates utilizing our medicinal chemistry tools as well as our discovery technologies, which consist of our biocatalysis technology and our technology for the synthesis of combinatorial libraries. We are currently pursuing opportunities for applying our discovery technologies to promising drug candidates about which information is publicly available. In the event that we discover promising drug targets, we anticipate that we would license them to third parties in return for licensing, milestone and royalty payments. We also seek to incorporate terms in our contract services agreements with customers which provide for us to receive up-front service fees and milestone payments for advancing new products as well as recurring royalty payments for new drugs successfully reaching the market.

ALLEGRA/TELFAST LICENSING AGREEMENT


    Our proprietary research and development efforts to date have contributed to the discovery and development of one product which has reached the market. We discovered a new process to prepare a metabolite known as terfenadine carboxylic acid, or TAM, in a purer form. The purer form of TAM is a non-sedating antihistamine known as fexofenadine HCl, which is sold by Aventis under the name Allegra in the Americas and as Telfast elsewhere. We have been issued several United States and foreign patents relating to TAM and the process chemistry by which TAM is produced. Subject to payment of government annuities and maintenance fees, our issued patents relating to TAM expire between 2013 and 2016.



    In March 1995, we entered into a license agreement with Aventis. Under the terms of the license agreement, we granted Aventis an exclusive, worldwide license to any patents issued to us related to our original TAM patent applications. Since the beginning of the agreement through June 30, 2000, we have earned $7.2 million in milestone payments and $51.0 million in royalties under this license agreement. Aventis is obligated under the license agreement to pay ongoing royalties to us based upon sales of Allegra/Telfast. We are not entitled, however, to receive any additional milestone payments under the license agreement. Sales of Allegra/Telfast worldwide were approximately $780 million for the year ended December 31, 1999 and approximately $499 million for the six months ended June 30, 2000.


CUSTOMERS

    Since our inception, we have conducted over 850 projects for more than 135 customers. Our customers include pharmaceutical companies and biotechnology companies and, to a limited extent, agricultural companies, fine chemical companies and contract chemical manufacturers. Contract revenue from DuPont Pharmaceuticals accounted for 12% of our total revenue for the six months ended June 30, 2000 and 11% for the year ended December 31, 1999. No other customer accounted for more than 10% of our total revenue for the six months ended
June 30, 2000 or for the year ended December 31, 1999. For the six months ended June 30, 2000, net contract revenue from our three largest customers represented 23%, 14% and 9% of our net contract revenue. For the year ended December 31, 1999, net contract revenue from our three largest customers respectively represented approximately 22%, 10% and 10% of our net contract revenue.

MARKETING

    Our senior management and dedicated business development personnel are primarily responsible for marketing our services. Because our customers are typically highly skilled scientists, our use of technical experts in marketing has allowed us to establish strong customer relationships. In addition to our internal marketing efforts, we also rely on the marketing efforts of consultants, both in the United States and abroad. We market our services directly to customers through targeted mailings, meetings with senior management of pharmaceutical and biotechnology companies, maintenance of an extensive Internet Web site, participation in trade conferences and shows, and advertisements in scientific and trade journals. We also receive a significant amount of business from customer referrals and through expansion of existing contracts.

EMPLOYEES

    We believe that the successful recruitment and retention of qualified Ph.D., masters and bachelor level scientists is a key element in achieving our strategic goals. We believe that as competitive pressures in the pharmaceutical and biotechnology industries increase, the recruitment and retention of chemists will become increasingly competitive. In order to meet this challenge, we actively recruit scientists at colleges and universities, through third-party recruitment firms and through contacts of our employees. We believe the sophisticated chemistry performed in the course of our business will assist us in attracting and retaining qualified scientists. We offer competitive salaries and benefits to our scientists. As an incentive directed toward the recruitment and retention of highly skilled scientists, we have a program which provides that any scientist or scientists employed by us named as an inventor on a patent not obtained in connection with a customer contract will receive a percentage of any net licensing, milestone and royalty revenues received by us with respect to the patent. Under this program, Thomas E. D'Ambra, Ph.D., our Chairman and Chief Executive Officer, receives payments as the sole inventor on the patents for fexofenadine HCl. Dr. D'Ambra received $2.1 million in payments for 1999 and $1.3 million for the six months ended June 30, 2000 under this program.

    Since January 1, 1999, we have added a net of 165 employees, including 118 scientists. As of August 31, 2000, we had 301 employees, including 201 scientists of whom 63% have Ph.D. degrees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

COMPETITION

    We face competition based on a number of factors, including size, relative expertise and sophistication, speed and costs of identifying and optimizing potential lead compounds and of developing and optimizing chemical processes. We compete with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies, contract research companies and research and academic institutions. Many of these competitors have greater financial and other resources and more experience in research and development than us. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

    Historically, pharmaceutical companies have maintained close control over their research and development activities, including the synthesis, screening and optimization of chemical compounds and the development of chemical processes. Many of these companies, which represent a significant potential market for our products and services, are developing or already possess in-house technologies and services offered by us. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which we provide services either on their own or through collaborative efforts.

    We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies become available. Our services and expertise may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. The existing approaches of our competitors or new approaches or technologies developed by our competitors may be more effective than those developed by us. We cannot assure you that our competitors will not develop more effective or more affordable technologies or services thus rendering our technologies and/or services obsolete, uncompetitive or uneconomical.

PATENTS AND PROPRIETARY RIGHTS


    Our success will depend, in part, on our ability to obtain and enforce patents, protect trade secrets, obtain licenses to technology owned by third parties when necessary, and conduct our business without infringing the proprietary rights of others. The patent positions of pharmaceutical, medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. We cannot assure you that any patent applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or commercial advantage, or will not be circumvented by others. In the event a third party has also filed one or more patent applications for inventions which conflict with one of ours, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in the loss of any opportunity to secure patent protection for the inventions and the loss of any right to use the inventions. Even if the eventual outcome is favorable to us, these proceedings could result in substantial cost to us. The filing and prosecution of patent applications, litigation to establish the validity and scope of patents, assertion of patent infringement claims against others and the defense of patent infringement claims by others can be expensive and time consuming. We cannot assure you that in the event that any claims with respect to any of our patents, if issued, are challenged by one or more third parties, that any court or patent authority ruling on such challenge will determine that such patent claims are valid and enforceable. An adverse outcome in such litigation could cause us to lose exclusivity afforded by the disputed rights. If a third party is found to have rights covering products or processes used by us, we could be forced to cease using the technologies covered by such rights, could be subject to significant liability to the third party, and could be required to license technologies from the third party. Furthermore, even if our patents are determined to be valid, enforceable, and broad in scope, we cannot assure you that competitors will not be able to design around such patents and compete with us and our licensees using the resulting alternative technology.



    We have a policy of seeking patent protection for patentable aspects of our proprietary technology. At the time of our initial public offering, we had been issued five United States patents (Patent Nos. 5578610, 5581011, 5589487, 5663412 and 5750703), three New Zealand patents (Patent Nos. 268513, 286116 and 286641) and one Australian patent (Patent No. 670004), collectively covering fexofenadine HCl and certain related manufacturing processes. Since that time, we have been issued two Canadian patents, one United States patent, one New Zealand patent, one Australian patent, one European patent and one Japanese patent relating to the same. Subject to payment of government annuities and maintenance fees, our United States patents expire between 2013 and 2015, our Australian, Canadian, European and Japanese patents expire in 2014 and our New Zealand patents expire between 2014 and 2016. Through our acquisition of EnzyMed, we obtained an exclusive license to one United States patent relating to a process of reacting enzymes in a non-aqueous solvent. Subject to payment of government annuities and maintenance fees, this patent expires in 2012. We seek patent protection with respect to products and processes developed in the course of our activities when we believe such protection is in our best interest and when the cost of seeking such protection is not inordinate. However, we cannot assure you that any patent application will be filed, that any filed applications will result in issued patents or that any issued patents will provide us with a competitive advantage or will not be successfully challenged by third parties. The protections afforded by patents will depend upon their scope and validity, and others may be able to design around our patents.


    We may also enter into collaborations or other arrangements with our customers whereby we retain certain ownership rights or may be entitled to receive milestones and royalties with respect to proprietary technology developed by us during the contract period. However, many of our contracts with our customers provide that ownership of proprietary technology developed by us in the course of work performed under the contract is vested in the customer, and we retain little or no ownership interest.

    We also rely upon trade secrets and proprietary know-how for certain unpatented aspects of our technology. To protect such information, we require all employees, consultants and licensees to enter into confidentiality agreements limiting the disclosure and use of such information. We cannot assure you that these agreements provide meaningful protection or that they will not be breached, that we would have adequate remedies for any such breach, or that our trade secrets, proprietary know-how, and technological advances will not otherwise become known to others. In addition, we cannot assure you that, despite precautions taken by us, others have not and will not obtain access to our proprietary technology. Further, we cannot assure you that third parties will not independently develop substantially equivalent or better technology.

GOVERNMENT REGULATION

    Although the sale of our services is not subject to significant government regulation, the manufacture, transportation and storage of our products are subject to certain laws and regulations. However, our future profitability is indirectly dependent on the sales of pharmaceuticals and other products developed by our customers. Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by one of our customers. The nature and the extent to which such regulation may apply to our customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by our customers will require regulatory approval by governmental agencies prior to commercialization. Human pharmaceutical products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time consuming and require the expenditure of substantial resources.

    Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug application, or IND, that the FDA must review before human clinical trials of an investigational drug can start. In order to commercialize any products, we or our customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of any such products. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, we or our customer will be required to file a new drug application, or NDA, and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time, effort and expense and we cannot assure you that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take several years to obtain approval. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

    All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with cGMP guidelines as established by the FDA. Our facilities are subject to scheduled periodic regulatory inspections to ensure compliance with cGMP requirements. Failure on our part to comply with applicable requirements could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. A finding that we had materially violated cGMP requirements could result in additional regulatory sanctions and, in severe cases, could result in a mandated closing of our facilities which would materially and adversely affect our business, financial condition and results of operations.

    Our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. In addition, we cannot assure you that we will not be required to incur significant costs to comply with environmental laws and regulations in the future.

PROPERTIES

    The Company leases a two-story 90,500 square foot facility in Albany, New York. The lease for this facility expires on November 30, 2007, although we have an option to renew this lease for an additional ten years. The lease also provides us with an option to purchase the building on November 30, 2002 for $3.5 million, towards which we have made a $1.0 million non-refundable deposit. Our Albany facility has eight medicinal chemistry laboratories, five chemical development laboratories, two analytical laboratories, three analytical instrumentation rooms, four dedicated cGMP manufacturing suites, four segregated cGMP dryer rooms and two areas for stability chambers. We also lease approximately 40,000 square feet of laboratory space in Rensselaer, New York. The lease for these laboratories expires November 30, 2009, although we may renew the lease for eight additional five-year periods at our option. Our Rensselaer facility has nine medicinal chemistry, two combinatorial chemistry and three chemical development laboratories.

    We have signed a letter of intent with respect to a ten-year lease for an additional 10,800 square foot facility adjacent to our Rensselaer, New York facility. This facility is currently under renovation and is planned to be occupied during the first quarter of 2001. We may renew the lease for eight additional five-year periods at our option.

    We also lease 15,000 square feet of facilities in Iowa City, Iowa and 6,000 square feet of facilities in Syracuse, New York. We expect to purchase a 20,000 square foot facility in Syracuse, New York for approximately $1.0 million, and we expect to incur additional costs in connection with the renovation of that building.

    In 1999, we had total operating lease costs of $768,000.

LEGAL PROCEEDINGS

    We, from time to time, may be involved in various claims and legal proceedings arising in the ordinary course of our business. We are not currently a party to any such claims or proceedings which, if decided adversely to us, would either individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

    Our executive officers and directors and their ages as of September 5, 2000 are as follows:

NAME                                          AGE      POSITION
----                                        --------   --------
Thomas E. D'Ambra, Ph.D...................     44      Chairman of the Board of Directors and
                                                       Chief Executive Officer
Donald E. Kuhla, Ph.D.....................     58      President, Chief Operating Officer,
                                                       Secretary and Director
David P. Waldek...........................     36      Chief Financial Officer and Treasurer
Lawrence D. Jones, Ph.D...................     49      Senior Vice President, Business
                                                       Development
Michael P. Trova, Ph.D....................     39      Senior Vice President, Medicinal Chemistry
James J. Grates...........................     39      Vice President, Human Resources
Harold Meckler, Ph.D......................     43      Vice President, Science and Technology
Chester J. Opalka(1)......................     52      Vice President, Laboratory Operations and
                                                       Director
Frank W. Haydu III(2)(3)..................     52      Director
Kevin O'Connor(2)(3)......................     45      Director
Anthony P. Tartaglia, M.D.(2)(3)..........     67      Director

------------------------

(1) Mr. Opalka has announced his retirement as an officer effective September 30, 2000. Mr. Opalka will remain a director following his retirement.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    THOMAS E. D'AMBRA, PH.D. co-founded Albany Molecular Research in 1991 and currently serves as our Chairman of the Board and Chief Executive Officer. Prior to co-founding Albany Molecular Research, Dr. D'Ambra served as the Vice President, Chemistry and co-founder of Coromed, Inc., a traditional development contract research organization, from 1989 to 1991 and Group Leader and Senior Research Chemist with Sterling Winthrop, Inc., a pharmaceutical company, from 1982 to 1989. Dr. D'Ambra holds a B.A. degree in chemistry from the College of the Holy Cross and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

    DONALD E. KUHLA, PH.D. has served as our President and Chief Operating Officer since July 1998 and as a Director since October 1995. Prior to joining us as an employee, Dr. Kuhla served as the Vice President and Chief Technical Officer of Plexus Ventures, Inc., a biotechnology investment and consulting company, from February 1994 to June 1998, the Chief Operating Officer of Hybridon, Inc., a pharmaceutical company, and Enzymatics, Inc., a medical diagnostics company, from November 1990 to February 1994, in various positions with Rorer Group, Inc., a pharmaceutical company, from 1981 to 1990 and in various positions with Pfizer Inc., a pharmaceutical company, from 1968 to 1981. Dr. Kuhla has a B.A. degree in chemistry from New York University and a Ph.D. in organic chemistry from Ohio State University.

    DAVID P. WALDEK has served as our Chief Financial Officer and Treasurer since March 1999. Prior to joining us, Mr. Waldek was Vice President, Finance of NAMIC U.S.A. Corporation, a medical device company, from November 1990 to March 1999. NAMIC U.S.A. Corporation was affiliated with Pfizer, Inc., a pharmaceutical company, from March 1995 to September 1998 and was acquired by Boston Scientific Corporation, a medical device company, in September 1998.
Mr. Waldek also served as Senior Accountant for Ernst & Young, an independent public accounting firm, from September 1987 to November 1990. Mr. Waldek holds a B.S. degree in economics from the University of Rochester and an M.B.A. in finance from the William E. Simon Graduate School of Business Administration.

    LAWRENCE D. JONES, PH.D. currently serves as our Senior Vice President, Business Development. Prior to joining us, Dr. Jones served as the Executive Vice President and co-founder of Inhalon Pharmaceuticals, Inc., a manufacturer and distributor of generic inhalation anesthetics, from August 1991 to February 1998, the Director of Marketing and Development for Kaneka America Corporation, a manufacturer and distributor of chemical intermediates, from 1988 to 1991, and a Sales and Marketing Manager with Johnson Matthey, Inc., a pharmaceutical manufacturer, from 1980 to 1998. Dr. Jones holds a B.A. degree in chemistry from Cornell University and a Ph.D. in organic chemistry from Duke University.

    MICHAEL P. TROVA, PH.D. currently serves as our Senior Vice President, Medicinal Chemistry. Dr. Trova served as our Vice President, Medicinal Chemistry from March 1998 to August 2000, as our Director of Medicinal Chemistry from August 1996 to March 1998 and as our Assistant Director of Medicinal Chemistry from August 1995 to August 1996. Prior to joining us, Dr. Trova was a staff scientist with American Cyanamid, Lederle Laboratories, a pharmaceutical company, from 1989 to August 1995 and a post-doctoral researcher at the Massachusetts Institute of Technology from 1987 to 1989. Dr. Trova holds a B.S. degree in chemistry from Rensselaer Polytechnic Institute and a Ph.D. in organic chemistry from Ohio State University.

    JAMES J. GRATES currently serves as our Vice President, Human Resources. Prior to joining us, Mr. Grates was Executive Vice President, Corporate Services with Corporate Health Dimensions, a health care service provider company, from April 1995 to December 1996 and Manager of Human Resources with Norton Performance Plastics, Inc., a plastic manufacturer, from 1990 to September 1995. Mr. Grates holds a B.S. degree in business administration from Syracuse University.

    HAROLD MECKLER, PH.D. currently serves as our Vice President, Science and Technology. Dr. Meckler served as our Vice President, Chemical Development from May 1997 to August 2000 and served as our Director of Chemical Development from August 1995 to May 1997. Prior to joining us, Dr. Meckler served as Manager, Organic Chemistry of Telor Ophthalmic Pharmaceuticals, Inc., a biopharmaceutical company, from March 1994 to August 1995, in various capacities with Ciba-Geigy Corporation, a pharmaceutical company, from 1984 to March 1994, and Senior Research Chemist, Chemical Development with Sterling Winthrop, Inc. from 1982 to 1984. Dr. Meckler holds a B.S. degree in chemistry from the University of Maryland, College Park and a Ph.D. in organic chemistry from the State University of New York, Buffalo.

    CHESTER J. OPALKA co-founded Albany Molecular Research in 1991, currently serves as our Vice President, Laboratory Operations and has served as one of our Directors since our inception. Mr. Opalka has announced his retirement as an employee to be effective September 30, 2000. Mr. Opalka will remain a director following his retirement. Prior to co-founding Albany Molecular Research, Mr. Opalka served as a Senior Research Chemist with Coromed, Inc. from
January 1991 to September 1991 and in various positions with Sterling
Winthrop, Inc. from 1970 to 1991. Mr. Opalka holds a B.S. degree in chemistry from Niagara University.

    FRANK W. HAYDU III has served as one of our Directors since October 1998. Mr. Haydu has served as the Chairman of Haydu & Lind, LLC, a senior living development company, since co-founding it in June 1996. Mr. Haydu also recently served as the interim Commissioner of Education of Massachusetts from February 1998 to July 1998. Prior to co-founding Haydu & Lind, LLC, Mr. Haydu served as the interim President and Chief Executive Officer of the New England Medical Center Hospitals, Inc. from October 1995 to May 1996, a Senior Advisor to Smith Barney, Inc., an investment bank, from August 1994 to August 1995, and as a Managing Director of Kidder, Peabody & Company, Inc., an investment bank, from 1990 to August 1994. Mr. Haydu also serves as a director of several private companies. Mr. Haydu holds a B.A. degree in economics from Muhlenberg College.

    KEVIN O'CONNOR has served as one of our Directors since March 2000.
Mr. O'Connor has served as Chief Executive Officer of Tech Valley Communications, a telecommunications company, since July 2000. Mr. O'Connor previously served as the President of the Albany Center for Economic
Growth, Inc., a business-sponsored economic development organization, from February 1992 through July 2000. Mr. O'Connor also served as a Deputy Commissioner for the New York State Department of Economic Development from September 1987 to February 1992, as a Program Associate for the New York State Governor's Office from July 1984 to September 1987 and held various positions in the New York State Division of the Budget and the New York State Department of Health from January 1980 to July 1984. Mr. O'Connor also serves as a director of several private companies and non-profit organizations. Mr. O'Connor holds a B.A. degree in History and a Masters degree in Public Administration from the State University of New York College in Brockport.

    ANTHONY P. TARTAGLIA, M.D. has served as one of our Directors since
October 1995. Dr. Tartaglia served as a physician with Albany Medical Center from 1984 until his retirement in June 1998 and also served as Dean of Albany Medical College from 1990 to June 1995. Dr. Tartaglia previously served as Executive Director of the Albany Medical Center Hospital from 1987 to 1990, Senior Vice President for Patient Care of the Albany Medical Center from 1984 to 1987 and as Chief of Medicine at St. Peter's Hospital in Albany from 1975 to 1984. Dr. Tartaglia holds a B.S. degree in biology from Union College and a M.D. from the University of Rochester Medical School.

BOARD OF DIRECTORS

    Our board of directors currently consists of six members and is divided into three classes, with two directors in Class I, two directors in Class II and two directors in Class III. Directors serve for three-year terms with one class of directors being elected by our stockholders at each annual meeting of stockholders. Currently, Messrs. Haydu and Opalka serve as Class I directors with terms expiring in 2002, Dr. Kuhla and Mr. O'Connor serve as Class II directors with terms expiring in 2003 and Drs. D'Ambra and Tartaglia serve as Class III directors with terms expiring in 2001.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of September 1, 2000 and on an as adjusted basis to reflect the sale of the common stock offered hereby by:

    - all persons known by us to own beneficially 5% or more of the common stock,

    - each of our directors,

    - each of our five most highly compensated executive officers,

    - each stockholder selling shares in this offering, and

    - all of our directors and executive officers as a group.

    Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder. The address of Aventis, S.A., is c/o Aventis
Pharmaceuticals Inc., Route 202-206, P.O. Box 6800, Bridgewater, New Jersey 08807-0800. The address of all other listed stockholders is c/o Albany Molecular Research, Inc., 21 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098.

    The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 1, 2000 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

                                           SHARES                                   SHARES
                                        BENEFICIALLY                             BENEFICIALLY
                                       OWNED PRIOR TO                             OWNED AFTER
                                        THE OFFERING          NUMBER OF          THE OFFERING
                                    ---------------------    SHARES BEING    ---------------------
NAME OF BENEFICIAL OWNER              NUMBER     PERCENT       OFFERED         NUMBER     PERCENT
------------------------            ----------   --------   --------------   ----------   --------
Thomas E. D'Ambra, Ph.D.(1).......   8,537,690     28.7%            --        8,537,690     26.1%
Chester J. Opalka(2)..............   3,844,162     12.9        400,000        3,444,162     10.5
Aventis, S.A.(3)..................   2,115,000      7.1        700,000        1,415,000      4.3
Harold Meckler, Ph.D.(4)..........     149,522        *             --          149,522        *
Michael P. Trova, Ph.D.(5)........      50,824        *             --           50,824        *
Lawrence D. Jones, Ph.D.(6).......      22,890        *             --           22,890        *
Anthony P. Tartaglia, M.D.(7).....      89,320        *             --           89,320        *
Donald E. Kuhla, Ph.D.(8).........     213,240        *             --          213,240        *
Frank W. Haydu III(9).............      12,130        *             --           12,130        *
James J. Grates(10)...............      19,344        *             --           19,344        *
David P. Waldek(11)...............          --        *             --               --        *
Kevin O'Connor(12)................       2,380        *             --            2,380        *
All executive officers and
  directors as a group (11
  persons)(13)....................  12,941,502     43.5        400,000       12,541,502     38.3

------------------------

*   Represents less than 1% of the outstanding shares of common stock.

(1) Includes 3,152,058 shares held by the Thomas E. D'Ambra GRAT I trust of which Dr. D'Ambra serves as the trustee. By virtue of his position as trustee, Dr. D'Ambra may be deemed to be the beneficial owner of all shares held by such trust. Excludes 61,984 shares subject to options not exercisable within 60 days. Dr. D'Ambra has granted an option to the underwriters to purchase 615,000 shares of common stock solely to cover over-allotments. If the underwriters exercise their option in full, Dr. D'Ambra would beneficially own 7,922,690 shares of common stock, representing 24.2% of our outstanding common stock after the offering.

(2) Includes 764,352 shares held by the Chester J. Opalka 1997 Retained Annuity Trust of which Mr. Opalka serves as a co-trustee. By virtue of his position as a co-trustee, Mr. Opalka may be deemed to be the beneficial owner of all shares held by such trust. Excludes 22,902 shares subject to options not exercisable within 60 days.

(3) Aventis S.A. is a publicly held French company formed on December 15, 1999 through the merger of Hoechst Aktiengesellschaft, a German corporation, and Rhone Poulenc, a French company. Aventis S.A. is the record holder of these shares.

(4) Includes 127,372 shares subject to options exercisable within 60 days. Excludes 61,972 shares subject to options not exercisable within 60 days.

(5) Includes 14,824 shares subject to options exercisable within 60 days. Excludes 65,994 shares subject to options not exercisable within 60 days.

(6) Excludes 94,500 shares subject to options not exercisable within 60 days.

(7) Includes 76,668 shares subject to options exercisable within 60 days. Excludes 12,082 shares subject to options not exercisable within 60 days.

(8) Includes 188,978 shares subject to options exercisable within 60 days. Excludes 87,000 shares subject to options not exercisable within 60 days.

(9) Includes 9,168 shares subject to options exercisable within 60 days. Excludes 12,082 shares subject to options not exercisable within 60 days.

(10) Includes 5,000 shares subject to options exercisable within 60 days. Excludes 40,670 shares subject to options not exercisable within 60 days.

(11) Excludes 124,000 shares subject to options not exercisable within 60 days.

(12) Excludes 5,000 shares subject to options not exercisable within 60 days.

(13) Includes 451,744 shares subject to options exercisable within 60 days. Excludes 583,186 shares subject to options not exercisable within 60 days.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Chase Securities Inc., CIBC World Markets Corp., Prudential Securities Incorporated and FAC/Equities, a division of First Albany Corporation, have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc................................
Chase Securities Inc........................................
CIBC World Markets Corp.....................................
Prudential Securities Incorporated..........................
FAC/Equities, a division of First Albany Corporation........

                                                              ---------
    Total...................................................  4,100,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of our common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $ per share. The underwriters may allow to some other dealers, and those other dealers may reallow, a concession not in excess of $ per share to other dealers. After the initial offering, representatives of the underwriters may change the offering price and other selling terms.

    Thomas E. D'Ambra, Ph.D. has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an aggregate of 615,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 4,100,000. Dr. D'Ambra will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 4,100,000 shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters per share of common stock.
The underwriting fee is   % of the public offering price. We and the selling
stockholders have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                            TOTAL FEES
                                                            -------------------------------------------
                                                            WITHOUT EXERCISE OF   WITH FULL EXERCISE OF
                                                 FEE PER      OVER-ALLOTMENT         OVER-ALLOTMENT
                                                  SHARE           OPTION                 OPTION
                                                ---------   -------------------   ---------------------
Fees paid by AMRI.............................  $
Fees paid by selling stockholders.............  $


    In addition, we estimate that our expenses for this offering, excluding underwriting discounts and commissions and including certain expenses to be incurred on behalf of the selling stockholders, will be approximately $450,000.


    We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.


    We, each of our executive officers and directors and the selling stockholders have each agreed not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock (including shares of common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the common stock for a period of 90 days after the effective date of the registration statement of which this prospectus is a part, without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice.


    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Specifically, the underwriters may overallot shares of our common stock in connection with this offering, thus creating a short sales position in our common stock for their own account. A short sales position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    In connection with this offering, certain underwriters and other selling group members or their affiliates may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in this offering. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Rule 103 limits the net purchases by a passive market maker on each day to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period. The passive market maker must stop its passive market making transactions for the rest of that day when such limit is reached. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.


    One or more of the underwriters may make this prospectus available online, either directly or through one of their affiliates. In those cases, prospective investors may view the offering terms and the prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.


    Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, including acting as representative or underwriter for our initial public offering, for which they have received customary fees.

         ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Albany Molecular Research, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 000-25323. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the Nasdaq National Market under the symbol "AMRI."

    The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings we make with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered under this prospectus are sold:

    - our Annual Report on Form 10-K for the year ended December 31, 1999,

    - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000,

    - our Current Report on Form 8-K filed on April 10, 2000, and

    - the description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

    YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS: DAVID P. WALDEK, ALBANY MOLECULAR RESEARCH, INC., 21 CORPORATE CIRCLE, P.O. BOX 15098, ALBANY, NEW YORK 12212-5098. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. WALDEK AT
(518) 464-0279.

                                 LEGAL MATTERS

    Particular legal matters, including the validity of the shares of common stock offered by this prospectus, will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Albany Molecular Research, Inc. and subsidiary as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.


    The statements in this prospectus specifically relating to the existence and scope of the Allegra/Telfast patents in the United States (Patent Nos. 5578610, 5581011, 5589487, 5663412 and 5750703), New Zealand (Patent Nos. 268513, 286116
and 286641) and Australia (Patent No. 670004) under the captions "Risk Factors--The royalties we earn on Allegra may decrease," "Risk Factors--We may lose valuable intellectual property if we are unable to protect it," "Business-- Allegra/Telfast licensing agreement" and "Business--Patents and proprietary rights" have been reviewed and approved by Ostrolenk, Faber, Gerb & Soffen, LLP, our patent counsel, as experts on such matters, and are included herein in reliance upon that review and approval.


                               OTHER INFORMATION

    Effective as of April 4, 2000, as described in our Current Report on Form 8-K dated April 10, 2000, we engaged PricewaterhouseCoopers LLP, to act as our new independent public accountants, replacing KPMG LLP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        ALBANY MOLECULAR RESEARCH, INC.

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-2

Consolidated Balance Sheets at December 31, 1998 and 1999
  and at June 30, 2000 (unaudited)..........................     F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999 and the Six Months Ended
  June 30, 1999 and 2000 (unaudited)........................     F-4

Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the Years Ended December 31,
  1997, 1998 and 1999 and the Six Months Ended June 30, 2000
  (unaudited)...............................................     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999 and the Six Months Ended
  June 30, 1999 and 2000 (unaudited)........................     F-6

Notes to Consolidated Financial Statements..................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Albany Molecular Research, Inc.:

    We have audited the accompanying consolidated balance sheets of Albany Molecular Research, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Albany Molecular Research, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Albany, New York
February 4, 2000

                        ALBANY MOLECULAR RESEARCH, INC.

                          CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 1998 AND 1999 AND JUNE 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------     JUNE 30,
                                                                1998       1999         2000
                                                              --------   --------   ------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,320   $ 2,673      $ 12,292
  Short-term investment.....................................        --     1,000            --
  Accounts receivable (net of allowance for doubtful
    accounts of $0 at December 31, 1998 and $110,000 at
    December 31, 1999 and June 30, 2000)....................     2,876     4,222         6,207
  Current installment of notes receivable--related party....        20        20            20
  Royalty income receivable.................................     3,256     5,382         7,805
  Investment securities, available-for-sale.................     2,027    21,172        16,911
  Inventory.................................................       576     1,116         1,118
  Unbilled services.........................................       105        76           107
  Income tax prepayments....................................       518     3,080            --
  Prepaid expenses and other current assets.................       902       845         1,547
                                                              --------   -------      --------
      Total current assets..................................    15,600    39,586        46,007
                                                              --------   -------      --------
Property and equipment, net.................................    14,866    15,879        20,709
                                                              --------   -------      --------
Other assets:
  Intangible assets and patents, net........................       326       332         2,385
  Notes receivable, excluding current installment--related
    party...................................................        60        40            40
  Deferred income taxes.....................................     1,639     1,329         1,215
  Equity investment in unconsolidated affiliates............        --    15,033        15,975
  Convertible subordinated debenture from unconsolidated
    affiliate...............................................        --    15,000        15,000
  Other assets..............................................       139     1,043         1,045
                                                              --------   -------      --------
      Total other assets....................................     2,164    32,777        35,660
                                                              --------   -------      --------
      Total assets..........................................  $ 32,630   $88,242      $102,376
                                                              ========   =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,501   $   804      $    973
  Unearned income...........................................     1,748     1,480           830
  Customer deposits.........................................       182       278           182
  Accrued compensation......................................       987     1,948         2,078
  Accrued expenses..........................................       452       557         1,423
  Income taxes payable......................................        --        --           755
  Current installments of long-term debt....................     1,587        87            --
                                                              --------   -------      --------
      Total current liabilities.............................     6,457     5,154         6,241
Long-term liabilities:
  Long-term debt, excluding current installments............    13,349       168            --
                                                              --------   -------      --------
Total liabilities...........................................    19,806     5,322         6,241
                                                              --------   -------      --------
Commitments and contingencies (Notes 3, 9, 10, 11 and 12)
Stockholders' equity:
  Preferred stock, $0.01 par value, authorized 2,000,000
    shares, issued and outstanding 100,000 shares in 1998
    and no shares in 1999 and 2000..........................         1        --            --
  Common stock, $0.01 par value, authorized 50,000,000
    shares; issued 23,543,168 shares in 1998; 29,187,118 in
    1999 and 29,726,148 in 2000; outstanding 21,279,362 in
    1998; 29,187,118 in 1999 and 29,726,148 in 2000.........       236       292           297
Additional paid-in capital..................................    10,640    56,927        59,848
Retained earnings...........................................    11,942    25,716        35,995
Accumulated other comprehensive income (loss)...............        66       (15)           (5)
                                                              --------   -------      --------
                                                                22,885    82,920        96,135
  Treasury stock, at cost...................................   (10,061)       --            --
                                                              --------   -------      --------
      Total stockholders' equity............................    12,824    82,920        96,135
                                                              --------   -------      --------
Total liabilities and stockholders' equity..................  $ 32,630   $88,242      $102,376
                                                              ========   =======      ========

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                           ------------------------------   ---------------------
                                             1997       1998       1999       1999        2000
                                           --------   --------   --------   ---------   ---------
                                                                                 (UNAUDITED)
Net contract revenue.....................  $ 8,209    $13,649    $22,027     $ 9,732     $16,667
Non-recurring licensing fees, milestones
  and royalties..........................    2,500      8,069         --          --          --
Recurring royalties......................       31     11,576     21,444      10,034      13,425
                                           -------    -------    -------     -------     -------
    Total revenue........................   10,740     33,294     43,471      19,766      30,092
Cost of contract revenue.................    4,430      7,734     12,491       5,529       9,324
Technology incentive award...............      253      1,822      2,132         993       1,343
Research and development.................    1,520      1,782      1,827         929         986
Selling, general and administrative......    2,881      5,109      6,873       2,979       3,769
                                           -------    -------    -------     -------     -------
    Total operating expenses.............    9,084     16,447     23,323      10,430      15,422

Income from operations...................    1,656     16,847     20,148       9,336      14,670

Other income (expense):
Equity in income (loss) of unconsolidated
  affiliates.............................       --         --        (98)         --         350
Interest expense.........................     (176)      (381)      (158)       (137)        (27)
Interest income..........................      216        419      2,158         867       1,367
Realized loss on sale of investment
  securities.............................       --         --        (66)         --          --
Other income (expense), net..............      (28)       (37)       (15)         --           5
                                           -------    -------    -------     -------     -------
    Total other income (expense), net....       12          1      1,821         730       1,695
                                           -------    -------    -------     -------     -------

Income before income tax expense.........    1,668     16,848     21,969      10,066      16,365

Income tax expense.......................      373      6,351      8,195       3,773       6,086
                                           -------    -------    -------     -------     -------

Net income...............................  $ 1,295    $10,497    $13,774     $ 6,293     $10,279
                                           =======    =======    =======     =======     =======

Basic earnings per share.................  $  0.06    $  0.46    $  0.51     $  0.24     $  0.35

Diluted earnings per share...............  $  0.05    $  0.41    $  0.46     $  0.22     $  0.33

                        ALBANY MOLECULAR RESEARCH, INC.
    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                       COMMON
                                                        STOCK
                                                 -------------------                              ACCUMULATED
                                                  NUMBER     $0.01     ADDITIONAL                    OTHER
                                     PREFERRED      OF        PAR       PAID-IN     RETAINED     COMPREHENSIVE    TREASURY
                                       STOCK      SHARES     VALUE      CAPITAL     EARNINGS     INCOME (LOSS)      STOCK
                                     ---------   --------   --------   ----------   ---------   ---------------   ---------
Balances at December 31, 1996, as
  previously reported..............     $ 1       21,511      $215      $ 2,477      $ 1,695         $ 23         $     --
  EnzyMed pooling of interests.....      --        1,147        11        4,579       (1,545)          --               --
                                        ---       ------      ----      -------      -------         ----         --------
Balances at December 31, 1996, as
  restated.........................       1       22,658       226        7,056          150           23               --
Comprehensive income:
  Net income.......................      --           --        --           --        1,295           --               --
  Unrealized gain on investment
    securities, available-for-sale,
    net of tax of $21..............      --           --        --           --           --           31               --
    Total comprehensive income.....
  Issuance of common stock in
    connection with stock option
    plan...........................      --           31         1           24           --           --               --
  Sale of common stock, net of
    issuance expenses of $7........      --           81         1          991           --           --               --
                                        ---       ------      ----      -------      -------         ----         --------
Balances at December 31, 1997......       1       22,770       228        8,071        1,445           54               --
Comprehensive income:
  Net income.......................      --           --        --           --       10,497           --               --
  Unrealized gain on investment
    securities, available-for-sale,
    net of tax of $8...............      --           --        --           --           --           12               --
    Total comprehensive income.....
  Purchase of 2,264 shares for
    treasury stock.................      --           --        --           --           --           --          (10,061)
  Issuance of common stock in
    connection with stock option
    plan...........................      --          596         6          185           --           --               --
  Tax benefit from exercise of
    stock options..................      --           --        --          742           --           --               --
  Sale of common stock, net of
    issuance expenses of $6........      --          177         2        1,642           --           --               --
                                        ---       ------      ----      -------      -------         ----         --------
Balances at December 31, 1998......       1       23,543       236       10,640       11,942           66          (10,061)
Comprehensive income:
  Net income.......................      --           --        --           --       13,774           --               --
  Unrealized loss on investment
    securities, available-for-sale,
    net of tax benefit of $54......      --           --        --           --           --          (81)              --
    Total comprehensive income.....
  Conversion of 100 shares of
    preferred stock................      (1)          90        --            1           --           --               --
  Issuance of common stock in
    connection with stock option
    plan...........................      --        2,188        22        1,790           --           --               --
  Tax benefit from exercise of
    stock options..................      --           --        --        3,204           --           --               --
  Sale of 3,366 shares of common
    stock and reissuance of 2,264
    shares of treasury stock, net
    of issuance expenses of $971...      --        3,366        34       41,292           --           --           10,061
                                        ---       ------      ----      -------      -------         ----         --------
Balances at December 31, 1999......      --       29,187       292       56,927       25,716          (15)              --
Comprehensive income:
  Net income (unaudited)...........      --           --        --           --       10,279           --               --
  Unrealized gain on investment
    securities, available-for-sale,
    net of taxes (unaudited).......      --           --        --           --           --           10               --
    Total comprehensive income
     (unaudited)...................
  Tax benefit from exercise of
    stock options (unaudited)......      --           --        --          797           --           --               --
  Issuance of common stock in
    connection with business
    combination (unaudited)........      --           50         1        1,338           --           --               --
  Issuance of common stock in
    connection with stock option
    plan (unaudited)...............      --          489         4          786           --           --               --
                                        ---       ------      ----      -------      -------         ----         --------
Balances at June 30, 2000
  (unaudited)......................     $--       29,726      $297      $59,848      $35,995         $ (5)        $     --
                                        ===       ======      ====      =======      =======         ====         ========


                                                 COMPREHENSIVE
                                                    INCOME
                                      TOTAL         (LOSS)
                                     --------   ---------------
Balances at December 31, 1996, as
  previously reported..............  $  4,411
  EnzyMed pooling of interests.....     3,045
                                     --------
Balances at December 31, 1996, as
  restated.........................     7,456
Comprehensive income:
  Net income.......................     1,295       $ 1,295
  Unrealized gain on investment
    securities, available-for-sale,
    net of tax of $21..............        31            31
                                                    -------
    Total comprehensive income.....                 $ 1,326
                                                    =======
  Issuance of common stock in
    connection with stock option
    plan...........................        25
  Sale of common stock, net of
    issuance expenses of $7........       992
                                     --------
Balances at December 31, 1997......     9,799
Comprehensive income:
  Net income.......................    10,497       $10,497
  Unrealized gain on investment
    securities, available-for-sale,
    net of tax of $8...............        12            12
                                                    -------
    Total comprehensive income.....                 $10,509
                                                    =======
  Purchase of 2,264 shares for
    treasury stock.................   (10,061)
  Issuance of common stock in
    connection with stock option
    plan...........................       191
  Tax benefit from exercise of
    stock options..................       742
  Sale of common stock, net of
    issuance expenses of $6........     1,644
                                     --------
Balances at December 31, 1998......    12,824
Comprehensive income:
  Net income.......................    13,774       $13,774
  Unrealized loss on investment
    securities, available-for-sale,
    net of tax benefit of $54......       (81)          (81)
                                                    -------
    Total comprehensive income.....                 $13,693
                                                    =======
  Conversion of 100 shares of
    preferred stock................        --
  Issuance of common stock in
    connection with stock option
    plan...........................     1,812
  Tax benefit from exercise of
    stock options..................     3,204
  Sale of 3,366 shares of common
    stock and reissuance of 2,264
    shares of treasury stock, net
    of issuance expenses of $971...    51,387
                                     --------
Balances at December 31, 1999......    82,920
Comprehensive income:
  Net income (unaudited)...........    10,279       $10,279
  Unrealized gain on investment
    securities, available-for-sale,
    net of taxes (unaudited).......        10            10
                                                    -------
    Total comprehensive income
     (unaudited)...................                 $10,289
                                                    =======
  Tax benefit from exercise of
    stock options (unaudited)......       797
  Issuance of common stock in
    connection with business
    combination (unaudited)........     1,339
  Issuance of common stock in
    connection with stock option
    plan (unaudited)...............       790
                                     --------
Balances at June 30, 2000
  (unaudited)......................  $ 96,135
                                     ========

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
Operating activities:
Net income..................................................  $ 1,295    $ 10,497   $ 13,774   $  6,293   $ 10,279
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      781       1,171      1,825        866      1,121
  Tax benefit of stock option exercises.....................       --         743      3,204         --        797
  Net realized loss on sale of investment securities........       --          --         66         --         --
  Net loss on sale of assets................................        9          44         --         --         --
  Provision for doubtful accounts...........................      114         (30)       165         65         --
  Equity in (income) loss of unconsolidated affiliate.......       --          --         98         --       (350)
  Provision for deferred taxes..............................     (614)       (395)       365        142        139
  Forgiven principal on notes receivable-related party......       --          20         20         --         --
Change in operating assets and liabilities, net of business
  combination:
  Increase in accounts receivable...........................   (1,234)       (895)    (1,511)      (716)    (1,886)
  Increase in royalty income receivable.....................       --      (3,256)    (2,126)    (2,591)    (2,423)
  Increase in inventory.....................................      (51)       (258)      (541)      (261)        (2)
  Decrease in unbilled services.............................        9          88         29        (54)       (31)
  Decrease (increase) in income taxes.......................     (651)       (482)    (2,562)       352      3,796
  Decrease (increase) in prepaid expenses and other current
    assets..................................................     (103)       (360)        57        653       (802)
  Increase (decrease) in accounts payable...................      577         561       (697)    (1,056)       169
  Increase (decrease) in accrued compensation and accrued
    expenses................................................        3       1,413      1,067          7        925
  Increase (decrease) in customer deposits..................       37         (20)        96         --        (96)
  Increase (decrease) in unearned income....................      209       1,391       (268)       241       (650)
                                                              -------    --------   --------   --------   --------
Net cash provided by operating activities...................      381      10,232     13,061      3,941     10,986
                                                              -------    --------   --------   --------   --------
Investing activities:
  Purchases of investment securities........................     (163)        (57)   (40,531)   (25,397)   (12,214)
  Proceeds from sales of investment securities..............       --          --     21,183         --     16,475
  Purchase of equity investment in unconsolidated
    affiliate...............................................       --          --    (15,131)        --       (674)
  Purchase of convertible subordinated debenture from
    unconsolidated affiliate................................       --          --    (15,000)        --         --
  Purchases of property and equipment.......................     (910)    (11,615)    (2,721)    (1,501)    (5,031)
  Purchase of business, net of cash acquired................                                         --       (869)
  Proceeds from sale of equipment...........................        4          13         --         --         --
  Purchase of customer list.................................       --         (18)        --         --         --
  Payments for patent application and other related costs...      (81)       (201)       (27)        (9)        (5)
  Payment for lease deposit.................................       --          --     (1,000)    (1,000)        --
  Net increase in short-term investment.....................       --          --     (1,000)        --     (1,000)
                                                              -------    --------   --------   --------   --------
  Net cash used in investing activities.....................   (1,150)    (11,878)   (54,227)   (27,907)    (1,318)
                                                              -------    --------   --------   --------   --------
Financing activities:
  Principal payments on long-term debt......................     (605)     (2,224)   (15,181)   (14,943)      (838)
  Principal payments under capital lease obligations........       (3)         (1)        --         --         --
  Proceeds from borrowings under long-term debt.............       --       7,000        500        300         --
  Payment to acquire treasury shares........................       --      (2,126)        --         --         --
  Proceeds from sale of common stock........................    1,017       1,735     53,200     51,491        789
                                                              -------    --------   --------   --------   --------
Net cash provided by (used in) financing activities.........      409       4,384     38,519     36,848        (49)
                                                              -------    --------   --------   --------   --------
Increase (decrease) in cash and cash equivalents............     (360)      2,738     (2,647)    12,882      9,619
Cash and cash equivalents at beginning of period............    2,942       2,582      5,320      5,320      2,673
                                                              -------    --------   --------   --------   --------
Cash and cash equivalents at end of period..................  $ 2,582    $  5,320   $  2,673   $ 18,202   $ 12,292
                                                              =======    ========   ========   ========   ========
Supplemental disclosure of non-cash investing and financing
  activities:
  Purchase of treasury stock through issuance of long-term
    debt....................................................  $    --    $  7,936   $     --   $     --   $     --
  Common stock issued for purchase of customer list.........  $    --    $    100   $     --   $     --   $     --
  Common stock issued for relocation incentive..............  $    --    $    200   $     --   $     --   $     --
  Increase (decrease) in net unrealized gain/loss on
    securities available-for-sale, net of tax...............  $    31    $     12   $    (82)  $     (1)  $     10
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest................................................  $   176    $    382   $    158   $    137   $     27
    Income taxes............................................  $ 1,638    $  6,209   $  7,188   $  2,754   $  2,518

          See Accompanying Notes to Consolidated Financial Statements.

                        ALBANY MOLECULAR RESEARCH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

    Albany Molecular Research, Inc. (the "Company") is a leading chemistry research and drug discovery and development company focused on applications for the pharmaceutical, biotechnology, and life sciences industries. The Company offers services traditionally provided by chemistry divisions within pharmaceutical and biotechnology companies, including drug discovery, medicinal chemistry, chemical development, analytical chemistry services and small-scale and pilot plant manufacture and active ingredient bulk manufacturing. The Company also conducts proprietary research and development which may lead to the Company receiving up-front service fees and milestone payments for advancing new products as well as royalties for new drugs successfully reaching the market.

    On October 19, 1999, the Company completed a merger with EnzyMed, Inc. ("EnzyMed"), an Iowa-based provider of combinatorial biocatalysis discovery services. Utilizing its proprietary combinatorial biocatalysis technology, EnzyMed specializes in the discovery, optimization, and derivatization of pharmaceutical and agrochemical lead compounds. EnzyMed's proprietary technology employs enzymatic and microbial transformations of core structures to create novel derivatives, which otherwise might not be accessible via traditional chemical syntheses, for screening and development in an iterative fashion. This technology has its most immediate application in the pharmaceutical, animal health, and agrochemical industries. See note 2 for discussion of the Company's acquisition of EnzyMed.

    On December 21, 1999, the Company completed a $30,000 strategic investment in Organichem Corporation (formerly the Rensselaer, New York-based chemical manufacturing facilities of Nycomed Amersham). Organichem Corporation operates a chemical manufacturing facility in Rensselaer, New York, and performs large-scale manufacturing of pharmaceutical intermediates and active ingredients. See note 3 for discussion of the Company's equity and other investments in Organichem Corporation.

BASIS OF PRESENTATION:

    The consolidated financial statements include the accounts of Albany Molecular Research, Inc. and its wholly-owned subsidiary, Albany Molecular Research Export, Inc. All intercompany balances and transactions have been eliminated during consolidation. The Company's 37.5% investment in Organichem Corporation (see note 3) is accounted for using the equity method of accounting.

    The Company's merger with EnzyMed on October 19, 1999 has been accounted for as a pooling of interests as further discussed in note 2. Accordingly, all prior period consolidated financial statements have been restated to include the results of operations, financial position and cash flows of EnzyMed. Information presenting common stock, employee stock plans and per share data has been restated on an equivalent share basis.

    It is the Company's policy to reclassify prior year consolidated financial statements to conform to the current year presentation.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTERIM FINANCIAL INFORMATION

    The financial information as of June 30, 2000, and for the six months ended June 30, 1999 and 2000, is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the six month period ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year of 2000 or any future period.

REVENUE RECOGNITION:

    The Company recognizes net revenue from its full-time equivalent and time and materials contracts on a per diem basis as work is performed and fixed fee type contracts on a percentage-of-completion basis. In general, contract provisions include predetermined payment schedules, or the submission of appropriate billing detail establishing prerequisites for billings. Unbilled services arise when services have been rendered under these contracts but customers have not been billed. Similarly, unearned income represents prebilling for services that have not yet been performed. Any losses on contracts are recorded when they are determinable and estimable.

    The Company recognizes revenue from licensing fees, milestones and royalties when the earnings process has been deemed completed and any uncertainties regarding potential revenue have been resolved.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENT:

    Cash equivalents of $4,356, $2,668 and $12,278 at December 31, 1998 and 1999 and June 30, 2000 consisted of money market accounts and overnight deposits. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    The Company's short-term investment at December 31, 1999 consisted of a certificate of deposit which matured on June 26, 2000.

INVENTORIES:

    Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and consist primarily of organic chemicals used as raw materials in the research and production process.

INVESTMENT SECURITIES:

    The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities consist of state and political subdivision obligations, corporate debt obligations, and bond mutual funds, with the Company holding all of these securities as available-for-sale.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are determined using the specific identification method.

PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Expenditures for maintenance and repairs are expensed as costs are incurred.

    Depreciation is determined using the straight-line method over the estimated useful lives of the individual assets. Accelerated methods of depreciation have been used for income tax purposes.

    The Company provides for depreciation of property and equipment over the following estimated useful lives:

Laboratory equipment and fixtures...........................       7-18 years
Office equipment............................................       3-7 years
Leasehold improvements......................................       18 years

PATENTS AND PATENT APPLICATION COSTS:

    The costs of patents issued and acquired are being amortized on the straight-line method over the estimated remaining lives of the issued patents, generally 17 years. Patent application and processing costs are capitalized and will be amortized over the estimated life once a patent is acquired or expensed in the period the patent application is denied.

    Accumulated amortization at December 31, 1998 and 1999 and June 30, 2000 was $0, $18 and $18, respectively.

LICENSING RIGHTS:

    Licensing costs are accumulated and amortized once the license agreement is executed. The costs of licensing rights are being amortized on the straight-line method over the term of the license agreement, but not in excess of fifteen years. Licensing costs are written off in the period the licensing rights are canceled or are determined not to provide future benefits.

    Accumulated amortization at December 31, 1998 and 1999 and June 30, 2000 was $9, $12 and $12, respectively.

RESEARCH AND DEVELOPMENT:

    Research and development costs are charged to operations when incurred and are included in operating expenses.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES:

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

COMPREHENSIVE INCOME:

    On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on investment securities, available-for-sale, and is presented in the Consolidated Statements of Stockholders' Equity and Comprehensive Income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

STOCK-BASED COMPENSATION:


    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.


EARNINGS PER SHARE:

    Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (such as stock options).

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following tables provide calculations of basic and diluted earnings per share calculations:

                           YEAR ENDED DECEMBER 31, 1997           YEAR ENDED DECEMBER 31, 1998
                       ------------------------------------   ------------------------------------
                                     WEIGHTED                               WEIGHTED
                                      AVERAGE    PER SHARE                   AVERAGE    PER SHARE
                       NET INCOME     SHARES       AMOUNT     NET INCOME     SHARES       AMOUNT
                       -----------   ---------   ----------   -----------   ---------   ----------
Basic earnings per
  share..............    $1,295       22,670       $0.06        $10,497      22,696       $0.46
                                                   =====                                  =====
Dilutive effect of
  stock options......        --        2,059                         --       2,761
Dilutive effect of
  assumed preferred
  stock conversion...        --           90                         --          90
                         ======       ======                    =======      ======
Diluted earnings per
  share..............    $1,295       24,819       $0.05        $10,497      25,547       $0.41
                         ======       ======       =====        =======      ======       =====

                           YEAR ENDED DECEMBER 31, 1999
                       ------------------------------------
                                     WEIGHTED
                                      AVERAGE    PER SHARE
                       NET INCOME     SHARES       AMOUNT
                       -----------   ---------   ----------
Basic earnings per
  share..............    $13,774      27,132       $0.51
                                                   =====
Dilutive effect of
  stock options......         --       2,502
Dilutive effect of
  assumed preferred
  stock conversion...
                         =======      ======
Diluted earnings per
  share..............    $13,774      29,634       $0.46
                         =======      ======       =====

                                                              SIX MONTHS ENDED JUNE 30,
                                        ----------------------------------------------------------------------
                                                      1999                                 2000
                                        ---------------------------------   ----------------------------------
                                                     AVERAGE       PER                    AVERAGE       PER
                                          NET        SHARES       SHARE        NET        SHARES       SHARE
                                         INCOME    OUTSTANDING    AMOUNT     INCOME     OUTSTANDING   AMOUNTS
                                        --------   -----------   --------   ---------   -----------   --------
                                                                     (UNAUDITED)
Basic earnings per share..............   $6,293      25,908       $0.24      $10,279      29,590       $0.35
                                                                  =====                                =====
Dilutive effect of stock options and
  grants..............................       --       2,840                       --       1,455
                                         ======      ======                  =======      ======
Diluted earnings per share............   $6,293      28,747       $0.22      $10,279      31,045       $0.33
                                         ======      ======       =====      =======      ======       =====

USE OF MANAGEMENT ESTIMATES:

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results can vary from these estimates.

RECENT ACCOUNTING PRONOUNCEMENTS:

    In June 1998, the Financial Accounting Standards Board issued
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended by SFAS No. 138) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 has subsequently been amended by SFAS No. 137, issued in June 1999, which delays the effective date for implementation of SFAS No. 133 until fiscal quarters of fiscal years beginning after June 15, 2000. Management does not anticipate that the adoption of SFAS No. 133 will have a material effect

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on the Company's consolidated financial statements because the Company does not presently utilize derivative investments or engage in hedging activities.


    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "SAB 101," "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is required to adopt SAB 101 in the fourth quarter of 2000. Management does not expect the adoption of SAB 101 to have a material effect on the Company's financial condition or results of operations.



    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.


2. BUSINESS COMBINATION

    On October 19, 1999, the Company completed a merger with EnzyMed by exchanging 1,452 shares of its common stock for all of the common stock of EnzyMed. Each share of EnzyMed was exchanged for 0.081192 shares of the Company's common stock. In addition, outstanding EnzyMed stock options were converted, at the same exchange ratio, into options to purchase 159 shares of the Company's common stock pursuant to the terms of EnzyMed's stock option plan.

    The merger has been accounted for as a pooling-of-interests and, accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of EnzyMed. The following information presents certain data pertaining to the statements of operations of the separate companies for the periods preceding the

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. BUSINESS COMBINATION (CONTINUED)
merger and for the year ended December 31, 1999 as if the companies had operated separately for the entire year:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net contract revenue:
  As previously reported....................................   $8,104    $13,398    $21,184
  EnzyMed...................................................      105        251        843
                                                               ------    -------    -------
    Combined................................................   $8,209    $13,649    $22,027
                                                               ======    =======    =======
Net income (loss):
  As previously reported....................................   $2,189    $11,444    $14,974
  EnzyMed...................................................     (894)      (947)    (1,200)
                                                               ------    -------    -------
    Combined................................................   $1,295    $10,497    $13,774
                                                               ======    =======    =======

    There were no material transactions between the Company and EnzyMed prior to the merger. The effects of conforming EnzyMed's accounting policies to those of the Company were not material.

3. INVESTMENT IN ORGANICHEM

    (a) Stock Purchase Agreement

    On December 21, 1999, the Company completed an equity method investment in Organichem Corporation ("Organichem"), pursuant to a Stock Purchase Agreement and purchased convertible subordinated debentures of Organichem pursuant to a Debenture Purchase Agreement. Under the terms of the Stock Purchase Agreement, the Company acquired shares of common stock of Organichem representing 37.5% of Organichem's outstanding common stock, for an aggregate purchase price of $15,131, which included direct costs of $131 attributable to the Organichem equity investment.

    The Company has recorded its investment using the equity method of accounting and, accordingly, has reduced its investment by recording the Company's proportionate share of Organichem's loss, as adjusted for intercompany interest, for the period since the initial investment through December 31, 1999, and by amortizing the excess cost of its investment in the common stock over the underlying equity in the net assets of Organichem.

    The acquisition cost exceeded the Company's share of the underlying equity in net assets of Organichem by $9,375, which is being amortized over a period of 25 years. Accumulated amortization at December 31, 1999 and June 30, 2000 was $10 and $202, respectively. During the year ended December 31, 1999, the Company recorded $98 as its share of Organichem's loss. For the six months ended June 30, 2000 the Company recorded $350 as its share of Organichem's income (unaudited). As Organichem is privately held, the market value of this investment is not readily determinable.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. INVESTMENT IN ORGANICHEM (CONTINUED)
    The Stock Purchase Agreement also incorporates a Put/Call Agreement among the Company, Organichem and its stockholders that permits the Company to purchase, at the Company's option, all of the outstanding shares of common stock of Organichem within 90 days subsequent to the year ending December 31, 2002. The purchase price is to be determined based on Organichem's earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the Put/Call Agreement, for the year ending December 31, 2002, with a minimum and maximum specified purchase price of $15,000 and $30,000, respectively. In the event that the Company does not exercise its call option, Organichem stockholders may require the Company to purchase all of the outstanding shares of common stock of Organichem within 60 days subsequent to the year ending December 31, 2003. The purchase price under the put option is to be determined consistent with that specified under the above call option, with the exception that the EBITDA, as defined, shall be based on Organichem's results for the year ending December 31, 2003.

    Summarized financial information of Organichem as of December 21, 1999, prior to any investment by the Company, and as of June 30, 2000 is as follows:

                                                      DECEMBER 21,    JUNE 30,
                                                          1999          2000
                                                      ------------    --------
                                                                     (UNAUDITED)
Current assets......................................    $29,921        $26,596
Property, plant and equipment, net..................     52,122         38,284
                                                        -------        -------
Total assets........................................    $82,043        $64,880
                                                        =======        =======
Current liabilities.................................    $ 4,930        $16,391
Other liabilities...................................      2,553         33,360
Total equity........................................     74,560         15,129
                                                        -------        -------
  Total liabilities and equity......................    $82,043        $64,880
                                                        =======        =======

    During the period from December 21, 1999 (date of initial investment) through December 31, 1999, Organichem had no net sales or gross profit since this period corresponded with the company's annual plant-wide shut-down. Organichem incurred certain operating expenses during this period and its loss from continuing operations and net loss for the period ended December 31, 1999 was approximately $431 and $259, respectively. For the six months ended
June 30, 2000 Organichem reported net income of $1,021 (unaudited).

    (b) Debenture Purchase Agreement

    Under the terms of the Debenture Purchase Agreement, the Company purchased convertible subordinated debentures ("Debentures") for an aggregate purchase price of $15,000. The Debentures mature on December 21, 2005 and may be converted into 37.5% of the outstanding common stock of Organichem, on a fully diluted basis.

    The Debentures bear interest, payable semi-annually, on the unpaid principal amount at margins over specified fixed or variable London Interbank Offer Rate ("LIBOR") as provided for within the Company's credit agreement with Organichem (9.375% at December 31, 1999 and

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. INVESTMENT IN ORGANICHEM (CONTINUED)
June 30, 2000). The interest payable under the Debentures through December 21, 2000 shall be added to the principal of the Debenture, with semi-annual cash interest payments to begin subsequent to December 21, 2000, provided that Organichem is in compliance with the financial covenants of its credit agreement. In addition, pursuant to the terms of the Debenture Purchase Agreement, the Company and Organichem have agreed that in the event that either the aforementioned put or call options are exercised, 62.5% of the accrued interest not paid by Organichem as of the date of the put or call exercise shall be applied to reduce the purchase price as determined under the Put/Call Agreement. Accrued interest receivable from Organichem at June 30, 2000 totaled $745.

    The Debentures are convertible, at the Company's option, at any time after the earliest of (i) December 21, 2002; (ii) notification by Organichem to the Company that Organichem intends to repay the Debenture prior to its maturity; or
(iii) the occurrence of an event of default as defined in the Debenture Purchase Agreement.

4. INVESTMENT SECURITIES, AVAILABLE-FOR-SALE

    The amortized cost, gross unrealized gains, gross unrealized losses and fair value for available-for-sale investment securities by major security type were as follows:

                                                              DECEMBER 31, 1998
                                      -----------------------------------------------------------------
                                                       GROSS UNREALIZED   GROSS UNREALIZED
                                      AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
                                      --------------   ----------------   ----------------   ----------
Obligations of states and political
  subdivisions......................      $ 1,672            $109               $ --           $ 1,781
Corporate debt obligations..........          158               2                 --               160
Bond mutual funds...................           86              --                 --                86
                                          -------            ----               ----           -------
                                          $ 1,916            $111               $ --           $ 2,027
                                          =======            ====               ====           =======

                                                              DECEMBER 31, 1999
                                      -----------------------------------------------------------------
                                                       GROSS UNREALIZED   GROSS UNREALIZED
                                      AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
                                      --------------   ----------------   ----------------   ----------
Obligations of states and political
  subdivisions......................      $ 1,674             $31               $ (4)          $ 1,701
Corporate debt obligations..........       19,441               1                (60)           19,382
Bond mutual funds...................           89              --                 --                89
                                          -------             ---               ----           -------
                                          $21,204             $32               $(64)          $21,172
                                          =======             ===               ====           =======

    Proceeds from the sales of available-for-sale investment securities were $21,183 for 1999, resulting in realized losses of $66. There were no sales of available-for-sale investment securities during 1997 or 1998.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. INVESTMENT SECURITIES, AVAILABLE-FOR-SALE (CONTINUED)

    Maturities of corporate debt obligations and obligations of states and political subdivisions classified as available-for-sale at December 31, 1999 were as follows:

                                             AMORTIZED COST         FAIR VALUE
                                             --------------         -----------
Due less than one year.....................     $12,562               $12,537
Due after one year through five years......       7,632                 7,609
Due after five years through ten years.....         720                   731
Due after ten years........................         201                   206
                                                -------               -------
                                                $21,115               $21,083
                                                =======               =======

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                DECEMBER 31,
                                           -----------------------        JUNE 30,
                                             1998           1999            2000
                                           --------       --------       -----------
                                                                         (UNAUDITED)
Laboratory equipment and fixtures........  $10,667        $12,636          $14,593
Office equipment.........................    2,069          2,474            2,930
Leasehold improvements...................    4,019          4,615            4,873
Construction-in-progress.................      616            367            3,515
                                           -------        -------          -------
                                            17,371         20,092           25,911
Less accumulated depreciation............   (2,505)        (4,213)          (5,202)
                                           -------        -------          -------
                                           $14,866        $15,879          $20,709
                                           =======        =======          =======

    Depreciation expense of property and equipment was $777, $1,128 and $1,708 for the years ended December 31, 1997, 1998 and 1999, respectively. Depreciation expense was $813 and $989 for the six months ended June 30, 1999 and 2000, respectively.

6. LONG-TERM DEBT

    On June 30, 1998, the Company entered into a revolving line of credit agreement ("Credit Agreement") with a bank enabling the Company to borrow up to $15,000 on a revolving basis. On February 8, 1999, the Credit Agreement was amended to increase the amount available under the line of credit to $25,000. The initial proceeds of the revolving line of credit were used to refinance an existing debt facility with another bank and for general corporate purposes.

    The Credit Agreement provides for an initial draw period in the form of a revolving line of credit from the date of the note through June 30, 2001. At that date, the outstanding principal balance, if any, will be converted to a term loan. The term loan will be repayable in sixty equal monthly installments plus any accrued interest through June 30, 2006. The interest rates on the outstanding borrowings are paid monthly and are at either the bank's prime rate less 2% or LIBOR plus 0.5%, at the Company's option. Any outstanding borrowings under the Credit Agreement are secured by a general lien on all assets except certain patents as defined in the Credit Agreement.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LONG-TERM DEBT (CONTINUED)
    The Credit Agreement provides for various covenants, including requirements for the Company to maintain defined financial ratios and the prohibition against any additional debt, other than in the normal course of business, exceeding $500 in the aggregate, at any time.

    The Company had outstanding indebtedness of $7,000 and borrowing availability of $8,000 under the Credit Agreement as of December 31, 1998. At December 31, 1999 and June 30, 2000, the Company had no outstanding indebtedness and borrowing availability of $25,000 under the Credit Agreement.

    Long-term debt is comprised as follows:

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Revolving line of credit facility (the interest rate on the
  line of credit was 5.55% at December 31, 1998)............  $ 7,000      $ --         $--
Note payable to former chief financial officer, due in
  annual installments of $1,587 through October 2003, plus
  interest due quarterly at the prime rate (7.75% at
  December 31, 1998) (see note 8)...........................    7,936        --          --
Note payable to equipment financing company in monthly
  installments of $5 through May 2002, plus interest at
  14.3%.....................................................       --       132          --
Note payable to equipment financing company in monthly
  installments of $5 through July 2002, plus interest at
  15.1%.....................................................       --       123          --
                                                              -------      ----         ---
                                                               14,936       255          --
Less current portion........................................    1,587        87          --
                                                              -------      ----         ---
                                                              $13,349      $168         $--
                                                              =======      ====         ===

    The aggregate maturities of long-term debt subsequent to December 31, 1999 are as follows:

2000........................................................    $ 87
2001........................................................     101
2002........................................................      67
                                                                ----
                                                                $255
                                                                ====

All long-term debt was repaid during the six months ended June 30, 2000.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. INCOME TAXES

    Income tax expense (benefit) consists of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Current:
  Federal...................................................    $916      $6,363     $6,880
  State.....................................................      71         383        950
                                                                ----      ------     ------
                                                                 987       6,746      7,830
                                                                ----      ------     ------
Deferred:
  Federal...................................................    (440)       (530)       155
  State.....................................................    (174)        135        210
                                                                ----      ------     ------
                                                                (614)       (395)       365
                                                                ----      ------     ------
                                                                $373      $6,351     $8,195
                                                                ====      ======     ======

    The differences between income tax expense and income taxes computed using a federal statutory rate of 34% for the year ended December 31, 1997, and 35% for the years ended December 31, 1998 and 1999, were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Pre-tax income at statutory rate............................    $567      $5,897     $7,689
Increase (reduction) in taxes resulting from:
  Tax-free interest income..................................     (30)        (31)      (102)
  State taxes, net of federal benefit.......................     (68)        336        754
  Research and experimentation credit.......................     (64)        (70)        --
  Other, net................................................     (32)        219       (146)
                                                                ----      ------     ------
                                                                $373      $6,351     $8,195
                                                                ====      ======     ======

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences giving rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets:
  Non-deductible accruals...................................   $   32    $    76
  Non-deductible amortization...............................        9         41
  Non-deductible lease costs................................       73         67
  Inventory.................................................       --         12
  State tax credits.........................................       61         --
  Research and experimentation credit carryforwards.........      174        174
  Net operating loss carryforwards..........................    1,964      2,488
                                                               ------    -------
      Total gross deferred tax assets.......................    2,313      2,858
      Less valuation allowance..............................       --         --
                                                               ------    -------
      Deferred tax assets...................................    2,313      2,858
Deferred tax liabilities:
  Property and equipment depreciation differences
    (accelerated depreciation for tax purposes).............     (630)    (1,539)
                                                               ------    -------
      Net deferred tax asset................................   $1,683    $ 1,319
                                                               ======    =======

    The preceding table does not include the deferred tax liability of $44 at December 31, 1998 and deferred tax asset of $10 at December 31, 1999, associated with the Company's unrealized gain (loss) on investment securities, available-for-sale, discussed in note 4.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the taxable income in the two previous tax years to which tax loss carryback can be applied. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, taxable income in the carryback period and tax planning strategies in making this assessment. Based upon the level of projected future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences. The amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income during the carryforward period are reduced.

8. STOCKHOLDERS' EQUITY

    On November 30, 1998, the Board of Directors approved a 3-for-2 split of the Company's common stock to shareholders of record effective on that date. On
July 20, 2000 the Board of Directors approved a 2-for-1 split of the Company's common stock to stockholders of record as of

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY (CONTINUED)
August 8, 2000. All shares and per share information included in the accompanying consolidated financial statements has been restated to reflect the stock splits.

    On January 29, 1999, in connection with the filing of the registration statement with the Securities and Exchange Commission for the Company's initial public offering of common stock, the Company effected a reincorporation by merger. Through the reincorporation, each share of outstanding common stock of Albany Molecular Research, Inc. (incorporated in New York) was exchanged for
0.75 shares of common stock of a new company, Albany Molecular Research, Inc. (incorporated in Delaware). All share and per share information included in the accompanying consolidated financial statements has been restated to reflect the reincorporation by merger.

    On October 28, 1998, the Company entered into a severance agreement with its former chief financial officer ("Former CFO"). The Former CFO agreed to exchange all of his outstanding shares and the shares that were represented by all of his outstanding stock options for a purchase price of approximately $10,000. In total, the Company repurchased 2,264 shares of common stock. These treasury shares, along with 3,366 of shares not previously issued, were sold during the Company's February 1999 initial public offering.

    On February 4, 1999, in connection with the Company's initial public offering of common stock, the Company converted 100 shares of its outstanding preferred stock in a ratio of twenty (20) preferred shares to nine (9) common shares. For purposes of diluted earnings per share for the years ended
December 31, 1998 and 1997, all preferred shares were assumed converted to their common stock equivalents.

    On February 4, 1999, the Company completed the initial public offering of its common stock by issuing 5,630 shares, 630 of which were issued pursuant to an underwriters' over-allotment provision, at a price of $10.00 per share. Prior to the offering, there was no public market for the Company's common stock. The net proceeds of the offering, after deducting applicable direct offering costs of $971, were $51,388. The net proceeds were used by the Company to repay outstanding indebtedness under the revolving line of credit agreement, certain promissory notes issued in connection with the Company's repurchase of 2,264 shares of common stock from the Former CFO and the equity investment in and purchase of the convertible subordinated debentures from Organichem.

    The Company's 1998 Employee Stock Purchase Plan (the "Plan") was adopted during August 1998. Up to 600 shares of common stock may be issued under the Plan, which is administered by the Compensation Committee of the Board of Directors. It established two stock offering periods per calendar year, the first beginning on January 1 and ending on June 30, and the second beginning on July 1 and ending December 31. All employees who work more than 20 hours per week are eligible for participation in the Plan. Employees who are deemed to own greater than 5% of the combined voting power of all classes of stock of the Company are not eligible for participation in the Plan.

    During each offering, an employee may purchase shares under the Plan by authorizing payroll deductions up to 10% of their cash compensation during the offering period. The maximum number

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY (CONTINUED)
of shares to be issued to any single employee during an offering period is limited to one thousand. At the end of the offering period, the accumulated payroll deductions will be used to purchase common stock on the last business day of the offering period at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. During the offering period ended December 31, 1999, which was the only offering period undertaken during 1999, the Company issued 8,390 shares of common stock at an average price of $12.81 to participants in the Plan. During the offering period ended June 30, 2000 the Company issued 11 shares of Common Stock at an average price of $12.99 to participants in the Plan.

    The Company has a Stock Option Plan, through which the Company may issue incentive stock options or non-qualified stock options. Incentive stock options granted to employees may not be granted at prices less than 100 percent of the fair market value of the Company's common stock at the date of option grant. Non-qualified stock options may be granted to employees, directors, advisors, consultants and other key persons of the Company at prices established at the date of grant, and may be less than the fair market value at the date of grant. All incentive stock options may be exercised at any time, after vesting, over a ten-year period subsequent to the date of grant. Incentive stock options generally vest over five years, with a 60% vesting occurring at the end of the third anniversary of the grant date. Non-qualified stock option vesting terms are established at the date of grant, but shall have a duration of not more than ten years.

    Following is a summary of the status of stock option programs during 1997, 1998 and 1999 and the six months ended June 30, 2000:

                                            YEAR ENDED DECEMBER 31,
                       ------------------------------------------------------------------     SIX MONTHS ENDED
                               1997                   1998                   1999              JUNE 30, 2000
                       --------------------   --------------------   --------------------   --------------------
                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                       NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                        SHARES      PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                                                (UNAUDITED)
Outstanding,
  beginning of
  year...............    3,424      $0.67       4,256      $0.88       4,032      $ 1.31      2,183      $ 3.09
  Granted............      913       1.70         494       3.84         331       10.00        452       25.08
  Exercised..........      (34)      0.21        (592)      0.31      (2,170)       0.83       (480)       1.18
  Forfeited..........      (47)      1.51        (126)      1.37         (10)       6.51        (44)       8.50
                         -----      -----       -----      -----      ------      ------      -----      ------
Outstanding, end of
  year...............    4,256      $0.88       4,032      $1.31       2,183      $ 3.09      2,111      $ 8.12
                         =====      =====       =====      =====      ======      ======      =====      ======
Options exercisable,
  end of year........    3,264                  2,816                    838                    582
                         =====                  =====                 ======                  =====
Weighted-average fair
  value of options
  granted during the
  year...............               $0.43                  $0.94                  $ 4.25                 $25.07
                                    =====                  =====                  ======                 ======

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                       OUTSTANDING OPTIONS      EXERCISABLE OPTIONS
                                                      ----------------------   ----------------------
                                                       WEIGHTED
                                                        AVERAGE     WEIGHTED                 WEIGHTED
                                                       REMAINING    AVERAGE                  AVERAGE
           RANGE OF OPTION                NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
           EXERCISE PRICES              OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------------------------------  -----------   -----------   --------   -----------   --------
$0.06-0.07............................        89      3.8 years      $ 0.07         89        $ 0.07
$0.28.................................       108      3.9 years        0.28        108          0.28
$0.56.................................       180      5.5 years        0.56        180          0.56
$0.92-1.24............................       233      5.9 years        1.02        211          1.03
$1.49-1.80............................       775      7.5 years        1.65         53          1.54
$2.46-2.90............................       176      8.1 years        2.73        109          2.90
$4.44.................................       319      8.6 years        4.44         82          4.44
$10.00-14.63..........................       291      9.0 years       10.35          6         10.25
$15.02-15.57..........................        12      5.3 years       15.09         --            --
                                           -----                                   ---
                                           2,183                                   838
                                           =====                                   ===

    The following summarizes information about stock options outstanding as of June 30, 2000 (unaudited):

                                             OUTSTANDING OPTIONS
                                     -----------------------------------        EXERCISABLE OPTIONS
                                     WEIGHTED-AVERAGE                      ------------------------------
      RANGE OF           NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
   EXERCISE PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------------  -----------   ----------------   ----------------   -----------   ----------------
$0.28-0.28...........        62      3.4 years               $ 0.28             62            $ 0.28
$0.56-0.56...........        86      5.1 years                 0.56             86              0.56
$0.92-1.24...........       171      5.5 years                 0.99            160              0.99
$1.49-1.80...........       660      7.0 years                 1.66            170              1.55
$2.46-2.90...........        76      7.8 years                 2.50              9              2.90
$4.44-4.44...........       319      8.1 years                 4.44             86              4.44
$10.00-14.63.........       283      8.5 years                10.36              6             10.25
$15.02-15.56.........        12      4.8 years                15.09              3             15.02
$23.75-30.75.........       441      9.7 years                25.07             --                --
$36.88-36.88.........         1      9.7 years                36.88             --                --
                          -----                                                ---
$0.28-36.88               2,111                                                582
                          =====                                                ===

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY (CONTINUED)
    The following are the shares of common stock reserved for issuance and the related exercise prices:

                                                DECEMBER 31, 1999            JUNE 30, 2000
                                             ------------------------   ------------------------
                                                           EXERCISE                   EXERCISE
                                             NUMBER OF    PRICE PER     NUMBER OF    PRICE PER
                                              SHARES        SHARE        SHARES        SHARE
                                             ---------   ------------   ---------   ------------
                                                                              (UNAUDITED)
Employee Stock Option Plans................    2,183     $0.06-$15.57     2,111     $0.28-$36.88
Employee Stock Purchase Plan...............        8           $12.81        11           $12.99
                                               -----                      -----
    Shares reserved for issuance...........    2,191                      2,122
                                               =====                      =====


    The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plan and, since the exercise price of stock options granted under the Company's stock option plans is not less than the market price of the underlying stock on the date of grant, no compensation cost has been recognized for such grants. Under SFAS No. 123, "Accounting for Stock Based Compensation," compensation cost for stock option grants would be based on the fair value at the grant date, and the resulting compensation expense would be shown as an expense on the consolidated statements of operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro-forma amounts:


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net income:
  As reported...............................................   $1,295    $10,497    $13,774
  Pro forma.................................................   $1,226    $10,384    $13,469
Earnings per share:
  Basic as reported.........................................   $ 0.06    $  0.46    $  0.51
  Basic pro forma...........................................   $ 0.06    $  0.46    $  0.50
  Diluted as reported.......................................   $ 0.05    $  0.41    $  0.46
  Diluted pro forma.........................................   $ 0.05    $  0.41    $  0.45

    The per share weighted-average fair value of stock options granted is determined using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997, 1998 and 1999: (i) no dividend yield for all years; (ii) zero expected volatility for 1997 and 1998, and 48% volatility for 1999; (iii) risk-free interest rates of 5.69%, 4.45%, and 5.04% for 1997, 1998 and 1999, respectively; and (iv) expected lives of five years for the incentive options and four years for the non-qualified options for 1997 and 1998, and expected lives of four years for all options in 1999.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. EMPLOYEE BENEFIT PLAN

    The Company maintains a savings and profit sharing plan under section 401(k) of the Internal Revenue Code covering all eligible employees. Employees must complete six months of service and be over 20.5 years of age as of the plan's entry dates. Participants may contribute up to 15% of their compensation, limited to $10 per annum in 1998 and 1999. The Company currently makes matching contributions equal to 50% of the participant's contributions (up to a limit of 6% of the participant's compensation). In addition, the Company has reserved the right to make discretionary profit sharing contributions to employee accounts. The Company has made no discretionary profit sharing contributions. Employer matching contributions vest at a rate of 20% per year beginning after two years of participation in the plan. Employer matching contributions were $21, $60 and $151 for the years ended December 31, 1997, 1998 and 1999, respectively, and $53 and $133 for the six months ended June 30, 1999 and 2000.

10. LEASE COMMITMENTS

    The Company leases both facilities and equipment used in its operations and classifies those leases as operating leases following the provisions of SFAS No. 13, "Accounting for Leases."

    The Company has a long-term operating lease for its Albany, New York office and laboratory facilities with a shareholder of the Company. The present lease commenced in December 1997 and expires in November 2007, with average monthly rental payments of $30. The lease contains a ten-year renewal option at the option of the Company, with six months' prior notice. The Company currently holds an option to purchase the property for $3,500 in November 2002. During the year ended December 31, 1999, the Company reserved the purchase option on the facility with a $1,000 deposit, which is included in other assets in the accompanying consolidated balance sheet. The Company is responsible for paying the cost of utilities, operating costs, and increases in property taxes.

    The Company leases three additional laboratory facilities under separate agreements with non-related parties. The lease agreements expire in July 2000, November 2009, and December 2010, with monthly rental rates of $5, $26 and $7, respectively. The Company also leases various office equipment items with terms ranging from three to five years.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows:

                                                              RELATED
                                                               PARTY      OTHER      TOTAL
Year ending December 31                                       --------   --------   --------
    2000....................................................   $  359     $  532     $  891
    2001....................................................      359        589        948
    2002....................................................      359        627        986
    2003....................................................      275        587        862
    2004....................................................      275        504        779
    Thereafter..............................................      803      2,683      3,486
                                                               ------     ------     ------
Total minimum future lease payments.........................   $2,430     $5,522     $7,952
                                                               ======     ======     ======

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. LEASE COMMITMENTS (CONTINUED)
    Rental expense amounted to approximately $268, $593, and $768 during the years ended December 31, 1997, 1998 and 1999, respectively. Included within rent expense was approximately $189, $413 and $373 that was paid to the aforementioned related party of the Company during the years ended December 31, 1997, 1998, and 1999, respectively. Rental expense was approximately $277 and $386 for the six months ended June 30, 1999 and 2000, including $138 paid to the related party in both periods.

11. RELATED PARTY TRANSACTIONS

    a. Technology Development Incentive Plan

    In 1993, the Company adopted a Technology Development Incentive Plan to provide a method to stimulate and encourage novel innovative technology development. To be eligible to participate, the individual must be an employee of the Company and must be the inventor or co-inventor of novel technology that results in new revenues generated for, or by, the Company. As of June 30, 2000, eligible participants will share in awards based on ten percent (10%) of the "Net Technology Revenue," as defined by the Plan.

    In 1997, 1998 and 1999, the Company awarded Technology Incentive Compensation to the inventor of the terfenadine carboxylic acid metabolite technology. The inventor is a director, officer and shareholder of the Company. The amounts awarded and included in the consolidated statements of operations for the years ended December 31, 1997, 1998 and 1999 are $253, $1,822, and $2,132, respectively and $993 and $1,343 for the six months ended June 30, 1999 and 2000. Included in accrued compensation in the accompanying consolidated balance sheets at December 31, 1998 and 1999 and June 30, 2000 are unpaid Technology Development Incentive Compensation awards of $386, $538 and $781, respectively.


    b. Lease Agreement



    As described in note 10, the Company currently has a long-term operating lease for its Albany, New York office and laboratory facilities with a shareholder of the Company. In the opinion of management, the transactions with the shareholder were entered into at the fair market value of the property being leased.



    c. Notes Receivable



    During January 1998, the Company issued notes receivable to two senior officers of the Company totaling $100. The notes receivable and accrued interest will not be repaid to the Company provided the officers remain in the employ of the Company. If employment is terminated within the five-year period ending December 31, 2002, a pro-rata portion of the principal and interest shall be repaid to the Company.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


11. RELATED PARTY TRANSACTIONS (CONTINUED)


    d. Note Payable

    In connection with the departure of the Company's former chief financial officer in 1998, the Company repurchased 2,264 shares of common stock for an aggregate purchase price of $9,936 of which $2,000 was paid in cash. The remaining $7,936 of the purchase price was in the form of a note payable (see note 6). This note was repaid in February 1999 utilizing proceeds from the Company's initial public offering.

12. ROYALTY & LICENSING ARRANGEMENT

    On March 15, 1995, the Company entered into a License Agreement and a Stock Purchase Agreement with Marion Merrell Dow Inc., now part of Aventis, S.A.("Aventis"). Under the terms of the Stock Purchase Agreement, the Company sold 3,254 shares of the Company's common stock to Aventis for $2,000. Under the terms of the License Agreement, the Company granted Aventis an exclusive, worldwide license, with the right to grant sublicenses, upon the prior written consent of the Company, to any patents issued to the Company related to its original terfenadine carboxylic acid metabolite patent application. Terfenadine carboxylic acid metabolite is the active ingredient in the non-sedating antihistamine fexofenadine HCl, marketed as a prescription medicine by Aventis, under the brand names "Allegra" in the Americas and "Telfast" in the rest of the world. In return for the license, Aventis agreed to pay the Company up to $6,500 based upon the achievement of five patenting milestones and future royalties based on sales of fexofenadine HCl. The five patenting milestones consist of:

    - Issuance of a U.S. "Intermediate Process Claim";

    - Issuance of a U.S. "Process Manufacturing Claim";

    - Issuance of an ex-U.S. "Process Manufacturing Claim";

    - Issuance of a U.S. "Substantially Pure Claim"; and

    - Issuance of an ex-U.S. "Substantially Pure Claim".

    In October 1996, the Company was awarded a patent in Australia that satisfied the ex-U.S. "Process Manufacturing Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive a royalty on all sales of fexofenadine HCl in that country. Aventis began selling a product using fexofenadine HCl in January 1997 in Australia.

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. ROYALTY & LICENSING ARRANGEMENT (CONTINUED)
    In November 1996, the Company was awarded a U.S. patent that satisfied the U.S. "Substantially Pure Claim." However, under the terms of the Agreement, Aventis had the right to institute action to provoke an interference claim and, upon successfully doing so, was not obligated to pay any milestones or royalties until, and if, the interference was resolved in favor of the Company. In February 1998, the United States Patent and Trademark Office ("PTO") Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention and confirming that the Company was properly awarded the aforementioned patent. Accordingly, in the first six months of 1998, the Company received and recognized the associated milestone payment and royalties on all sales of fexofenadine HCl (Allegra) in the United States from November 26, 1996 through December 31, 1997, as stipulated in the Agreement. The total payment was $6,300. Because of the decision that the Company was first to make the invention, the Company is entitled to receive royalties on all subsequent sales of fexofenadine HCl (Allegra) in the United States through the respective patent expiration in 2013.

    On December 1996, the PTO informed the Company that the Company's patent application containing a U.S. "Process Manufacturing Claim" was in interference with a patent application of Aventis. In May 1997, the PTO Board of Patent Appeals and Interferences rendered a decision that the Company was first to make the invention. Under the terms of the Agreement, no milestones or royalties are due to the Company until a patent is issued. Under the procedures of the PTO, a patent is not issued until the PTO publishes it. The patent was published in May 1998. Upon the patent publication, the Company was entitled to and did receive the milestone payment for a U.S. "Process Manufacturing Claim." Additionally, the Company is entitled to receive a royalty on worldwide sales of fexofenadine HCl (Allegra and Telfast) from the date of patent issuance until expiration of the patent in 2015.

    In January 1997, the Company was awarded a patent that satisfied the U.S. "Intermediate Process Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment. There are no royalties associated with this patent.

    In July 1997, the Company was awarded a New Zealand patent that satisfied the ex-U.S. "Substantially Pure Claim" milestone. In accordance with the terms of the Agreement, the Company received a milestone payment and will receive royalties on all sales of fexofenadine HCl (Telfast) in that country.

    Substantially all of the Company's license, milestone and royalty revenue is derived from milestones and royalties related to its patented fexofenadine HCl technology.

13. CONCENTRATION OF BUSINESS

    For the years ended December 31, 1997, 1998 and 1999, net contract revenue from the Company's three largest customers represented approximately 29%, 11% and 9% for 1997, 15%, 14% and 12% for 1998, and 22%, 10% and 10% for 1999, of
total net contract revenue for such years, respectively. Net contract revenue from the Company's three largest customers represented approximately 23%, 14% and 9% of total consolidated net contract revenue for the six months ended June 30, 2000, and 20%, 12% and 11% of total consolidated net contract revenue for the six

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. CONCENTRATION OF BUSINESS (CONTINUED) months ended June 30, 1999. In the majority of circumstances, there are agreements in force with these entities that guarantee the Company's continued involvement in present research projects. However, there regularly exists the possibility that the Company will have no further association with these entities once these projects conclude.

    Net contract revenue by country, based on the location of the customer, and expressed as a percentage of total net contract revenue follows:

                                                   YEAR ENDED                 SIX MONTHS
                                                  DECEMBER 31,              ENDED JUNE 30,
                                         ------------------------------   -------------------
                                           1997       1998       1999       1999       2000
                                         --------   --------   --------   --------   --------
                                                                              (UNAUDITED)
United States..........................      71%        86%        89%        90%        90%
Sweden.................................      29         14         10         10          9
Other countries........................      --         --          1         --          1
                                           ----       ----       ----       ----       ----
Total..................................     100%       100%       100%       100%       100%
                                           ====       ====       ====       ====       ====

    All significant long-lived assets of the Company are located within the United States.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, the estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

    The Company is estimating its fair value disclosures for financial instruments using the following methods and assumptions:

    Cash, cash equivalents and short-term investments, receivables, and accounts payable: the carrying amounts reported in the consolidated balance sheets approximate their fair value because of the short maturities of these instruments.

    Investment securities, available-for-sale: As disclosed in note 4, investment securities, available-for-sale are estimated based on quoted market prices at the balance sheet date.

    Equity investment in unconsolidated affiliate and subordinated debenture bond from unconsolidated affiliate: The fair value of the Organichem investment is not readily determinable as the company is privately held. At December 31, 1999, management estimates that the fair value of the convertible subordinated debenture from Organichem approximates the carrying value of $15,000.

    Long-term Debt: The carrying value of long-term debt was approximately $14,936 and $254 at December 31, 1998 and 1999, respectively. Management estimates that the fair value of long-term debt was approximately $14,936 and $263 at December 31, 1998 and 1999, respectively, based

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) upon interest rates available to the Company for issuance of similar debt with similar terms and remaining maturities.

15. SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

    The following tables present unaudited consolidated financial data, as restated to reflect the EnzyMed merger discussed in note 2, for each quarter of 1998 and 1999 and the first two quarters of 2000:

                                                             FIRST      SECOND     THIRD      FOURTH
                                                            QUARTER    QUARTER    QUARTER    QUARTER
                                                            --------   --------   --------   --------
                           1998
Net contract revenue......................................   $2,956     $3,154     $3,723     $3,817
Gross profit..............................................    1,369      1,368      1,607      1,572
Milestones and royalties, net.............................    7,289      3,959      2,964      3,611
Income from operations....................................    7,009      3,739      2,883      3,217
Net income................................................    4,341      2,525      1,744      1,888
Net income per share:
  Basic...................................................   $ 0.19     $ 0.11     $ 0.08     $ 0.09
  Diluted.................................................   $ 0.17     $ 0.10     $ 0.07     $ 0.07

                           1999
Net contract revenue......................................   $4,587     $5,145     $5,641     $6,654
Gross profit..............................................    1,985      2,217      2,404      2,930
Milestones and royalties, net.............................    3,769      5,273      5,263      5,008
Income from operations....................................    3,878      5,457      5,535      5,278
Net income................................................    2,580      3,712      3,815      3,667
Net income per share:
  Basic...................................................   $ 0.10     $ 0.14     $ 0.14     $ 0.13
  Diluted.................................................   $ 0.09     $ 0.12     $ 0.13     $ 0.12

                           2000
Net contract revenue......................................   $7,833     $8,834
Gross profit..............................................    3,447      3,896
Milestones and royalties, net.............................    5,113      6,970
Income from operations....................................    6,240      8,431
Net income................................................    4,418      5,862
Net income per share:
  Basic...................................................   $ 0.15     $ 0.20
  Diluted.................................................   $ 0.14     $ 0.19

                        ALBANY MOLECULAR RESEARCH, INC.

    DECEMBER 31, 1997, 1998 AND 1999 AND JUNE 30, 1999 AND 2000 (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. SUBSEQUENT EVENTS

ACQUISITION OF AMERICAN ADVANCED ORGANICS, INC.

    On February 4, 2000, the Company consummated its acquisition of American Advanced Organics, Inc. (AAO) of Syracuse, New York, for approximately $1,000 in cash and $1,300 in common stock of the Company. The Company also assumed approximately $740 in liabilities. In addition to the $2,300 purchase price, the former AAO stockholders may also receive up to $800 in future payments based upon AAO's financial performance, operating as a division of the Company, in 2000 and 2001. The transaction was accounted for as a purchase business combination. The operating results of AAO have been included in the Company's results of operations from the date of acquisition. The excess purchase price over the net assets acquired, which approximated $2,100 is being amortized over fifteen years. Amortization expense for the six months ended June 30, 2000 was approximately $97. Pro forma information has not been provided because the acquisition is immaterial.

INVESTMENT IN FLUOROUS TECHNOLOGIES, INC. (UNAUDITED)

    In May 2000, the Company made an investment in Fluorous Technologies, Inc., a newly formed company based in Pittsburgh, Pennsylvania. Fluorous Technologies has licensed from the University of Pittsburgh several patents and pending patent applications for the use of "fluorous organic chemistry" technology for chemical synthesis, isolation and purification. Fluorous Technologies was formed to exploit the potential of this revolutionary technology in pharmaceutical drug discovery, agrochemical product development, and more environmentally friendly chemical manufacturing. The Company has invested $650 in Fluorous Technologies representing an initial 69.9% equity ownership. The Company's ownership interest in Fluorous Technologies is expected to be diluted to less than 50% upon the issuance of additional common stock by Fluorous Technologies. As a result of the Company's investment, a proportionate share of Fluorous Technologies earnings will be included in the Company's financial statements.

STOCK SPLIT (UNAUDITED)

    On August 7, 2000 the Company announced that its Board of Directors approved a two-for-one stock split of the Company's outstanding shares of common stock. The stock split entitles each stockholder of record at the close of business on August 8, 2000, to receive a stock dividend of one additional share for every share of Albany Molecular Research, Inc. Common Stock held on that date. The additional shares resulting from the stock split will be distributed by the Company's transfer agent on August 24, 2000. All per share data in the accompanying financial statements has been retroactively restated to reflect the two-for-one stock split.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      1

Risk Factors..........................      5

Special Statement Regarding Forward-
  Looking Statements..................     10

Use of Proceeds.......................     11

Dividend Policy.......................     11

Price Range of Common Stock...........     11

Capitalization........................     12

Selected Consolidated Financial
  Data................................     13

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     15

Business..............................     25

Management............................     38

Principal and Selling Stockholders....     41

Underwriting..........................     43

About this Prospectus and Where You
  May Find More Information...........     46

Legal Matters.........................     47

Experts...............................     47

Other Information.....................     47

Index to Consolidated Financial
  Statements..........................    F-1


                                     [LOGO]

4,100,000 SHARES

COMMON STOCK

DEUTSCHE BANC ALEX. BROWN CHASE H&Q
CIBC WORLD MARKETS
PRUDENTIAL VECTOR HEALTHCARE
   A UNIT OF PRUDENTIAL SECURITIES

FAC/EQUITIES

PROSPECTUS
        , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated fees and expenses payable in connection with the issuance and distribution of the securities registered hereby. All amounts except the registration fee are estimated.

Registration fee............................................  $ 43,295
NASD filing fee.............................................    16,900
Printing expenses...........................................   150,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................    50,000
Blue sky qualification fees and expenses....................    15,000
Transfer agent and registrar's fees.........................    10,000
Miscellaneous...............................................    14,805
                                                              --------
Total.......................................................  $450,000
                                                              ========

    All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Albany Molecular Research, Inc.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    In accordance with Section 145 of the General Corporation Law of the State of Delaware, the registrant's restated certificate of incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derived an improper personal benefit. In addition, the restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    The Registrant's amended and restated by-laws provide that the registrant shall indemnify its directors, officers and, in the discretion of the board of directors, certain non-officer employees under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. The amended and restated by-laws require the advancement of expenses to directors in proceedings involving such directors in most circumstances and, at the discretion of the board of directors, allows the advancement of expenses to officers or non-officer employees in proceedings involving such officers or non-officer employees.

    The registrant has entered into indemnification agreements with its directors reflecting the provisions of the amended and restated by-laws.

ITEM 16. EXHIBITS.


 +1.1   Form of Underwriting Agreement

  4.1   Restated Certificate of Incorporation of Albany Molecular
        Research, Inc. (incorporated herein by reference to Exhibit 3.2 to Albany Molecular Research, Inc.'s Annual
        Report on Form 10-K for the fiscal year ended December 31, 1998, File No. 000-25323).

  4.2   Amended and Restated By-Laws of Albany Molecular Research,
        Inc. (incorporated herein by reference to Exhibit 3.1 to Albany Molecular Research, Inc.'s Annual Report on
        Form 10-K for the fiscal year ended December 31, 1998, File
        No. 000-25323).

 *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

*23.1   Consent of KPMG LLP.

*23.2   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
        5.1).

*23.3   Consent of Ostrolenk, Faber, Gerb & Soffen, LLP.

 24.1   Power of Attorney (included on signature page).


------------------------

*   Filed herewith

+   To be filed by amendment

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, the State of New York, on this 15th day of September, 2000.



                                                       ALBANY MOLECULAR RESEARCH, INC.

                                                       By:  /s/ THOMAS E. D'AMBRA, PH.D.
                                                            -----------------------------------------
                                                            Thomas E. D'Ambra, Ph.D.
                                                            Chairman and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURE                                              TITLE                      DATE
---------                                              -----                      ----
                                                       Chairman of the Board and
                                                         Chief Executive Officer
-------------------------------------------              (Principal Executive       September 15, 2000
Thomas E. D'Ambra, Ph.D.                                 Officer)

*                                                      President, Chief
-------------------------------------------              Operating Officer,         September 15, 2000
Donald E. Kuhla, Ph.D.                                   Secretary and Director

                                                       Chief Financial Officer
*                                                        and Treasurer
-------------------------------------------              (Principal Financial       September 15, 2000
David P. Waldek                                          Officer and Principal
                                                         Accounting Officer)

*                                                      Vice President,
-------------------------------------------              Laboratory Operations      September 15, 2000
Chester J. Opalka                                        and Director

*                                                      Director
-------------------------------------------                                         September 15, 2000
Anthony P. Tartaglia, M.D.

*                                                      Director
-------------------------------------------                                         September 15, 2000
Frank W. Haydu III

*                                                      Director
-------------------------------------------                                         September 15, 2000
Kevin O'Connor



*By:         --------------------------------------
                    Thomas E. D'Ambra, Ph.D.
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


            +1.1        Form of Underwriting Agreement
             4.1        Restated Certificate of Incorporation of Albany Molecular
                        Research, Inc. (incorporated herein by reference to Exhibit
                        3.2 to Albany Molecular Research, Inc.'s Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1998, File
                        No. 000-25323).
             4.2        Amended and Restated By-Laws of Albany Molecular Research,
                        Inc. (incorporated herein by reference to Exhibit 3.1 to
                        Albany Molecular Research, Inc.'s Annual Report on Form 10-K
                        for the fiscal year ended December 31, 1998, File No.
                        000-25323).
            *5.1        Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.
           *23.1        Consent of KPMG LLP.
           *23.2        Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                        5.1).
           *23.3        Consent of Ostrolenk, Faber, Gerb & Soffen, LLP.
            24.1        Power of Attorney (included on signature page).


------------------------

*   Filed herewith

+   To be filed by amendment